Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

GSHGIF LTP, LP,

GSHGIF REIT,

GSHGIF ACQUISITION LP,

GSHGIF DOWNREIT LP,

EDUCATION REALTY TRUST, INC.,

EDUCATION REALTY OP GP, INC.,

EDUCATION REALTY OPERATING PARTNERSHIP, LP,

UNIVERSITY TOWERS OPERATING PARTNERSHIP, LP

AND

University Towers OP GP, LLC

DATED AS OF JUNE 25, 2018

i

ii

EXHIBITS AND SCHEDULES

Exhibit A – Form of Guarantee

Exhibit B – Form of Company REIT Qualification Opinion

Schedule A – Knowledge of Company

Schedule B – Knowledge of Parent

Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2018 (this “Agreement”), is by and among (i) GSHGIF LTP, LP, a Delaware limited partnership (“Parent”), (ii) Education Realty Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income Tax purposes (“Company”), (iii) Education Realty Operating Partnership, LP, a Delaware limited partnership (“Company OP”), (iv) Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of Company (the “OP GP”), (v) University Towers Operating Partnership, LP, a Delaware limited partnership (“DownREIT”), (vi) University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company OP (“DownREIT GP”), (vii) GSHGIF REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), (viii) GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and (ix) GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent (“DownREIT Merger Sub”). Each of Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub, Company, Company OP, OP GP, DownREIT and DownREIT GP is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a merger of Company with and into REIT Merger Sub (such merger transaction, the “REIT Merger”), with REIT Merger Sub being the surviving company (the “REIT Surviving Entity”) in the REIT Merger, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “MRL”) and pursuant to which each outstanding share of common stock, $0.01 par value per share, of Company (the “Company Common Stock”), issued and outstanding immediately prior to the REIT Merger Effective Time, will be converted into the right to receive the REIT Per Share Merger Consideration;

WHEREAS, immediately after the REIT Merger, OP Merger Sub shall merge with and into Company OP (such merger transaction, the “OP Merger”), with Company OP continuing as the surviving entity and a subsidiary of the REIT Surviving Entity (the “Partnership Surviving Entity”), and each Company OP Unit (other than any Company OP Unit held by Company or any Company Subsidiary) will be converted into the Partnership Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, immediately after the OP Merger, DownREIT Merger Sub shall merge with and into DownREIT (such merger transaction, the “DownREIT Merger” and, together with the REIT Merger and the OP Merger, the “Mergers”), with DownREIT continuing as the surviving entity and a subsidiary of the Partnership Surviving Entity (the “DownREIT Surviving Entity” and, together with the REIT Surviving Entity and the Partnership Surviving Entity, the “Surviving Entities”), and each DownREIT Unit (other than any DownREIT Unit held by Company or any Company Subsidiary) will be converted into the DownREIT Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (i) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Company, (ii) directed that the REIT Merger be submitted for consideration at a meeting of the stockholders of Company, and (iii) resolved to recommend that the stockholders of Company approve the REIT Merger (except to the extent that the Company Board shall have made a Company Adverse Recommendation Change in accordance with Section 7.3);

WHEREAS, the general partner of Parent (“Parent GP”) and the limited partners of Parent have, on the terms and subject to the conditions set forth in this Agreement, approved and adopted this Agreement and approved the consummation of the Mergers and the other transactions contemplated by this Agreement and have taken all actions required for the execution of this Agreement by Parent;

WHEREAS, (i) the board of directors of REIT Merger Sub, (ii) Parent, in its capacity as the sole shareholder of REIT Merger Sub, (iii) REIT Merger Sub, in its capacity as the general partner of OP Merger Sub and DownREIT Merger Sub, (iv) OP GP, in its capacity as the general partner of Company OP, (v) Company OP, in its capacity as the sole member of DownREIT GP, and (vi) DownREIT GP, in its capacity as the general partner of DownREIT, have each taken all actions required for the execution of this Agreement by REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub, Company OP and DownREIT, as applicable, and to adopt and approve this Agreement and to approve the consummation by REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub, Company OP and DownREIT, as applicable, of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Company’s, Company OP’s and DownREIT’s willingness to enter into this Agreement, certain of the Sponsors (as defined below) are severally entering into a limited guarantee in favor of Company, Company OP and DownREIT (the “Guarantee”) with respect to certain obligations of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Company’s, Company OP’s and DownREIT’s willingness to enter into this Agreement, each Sponsor is entering into an Equity Commitment Letter, pursuant to which such Sponsor has committed, subject to the terms and conditions set forth therein, to fund Parent, OP Merger Sub and/or DownREIT Merger Sub with the amounts set forth therein;

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WHEREAS, for United States (“U.S.”) federal income Tax purposes, it is intended that (i) the REIT Merger will be treated as a taxable sale by Company of all of Company’s assets (including, for the avoidance of doubt, Company OP Units and DownREIT Units held by Company) to REIT Merger Sub in exchange for the REIT Merger Consideration and the assumption of all of Company’s other liabilities (including Company’s interests in Company OP and DownREIT, as determined under the applicable U.S. federal income Tax regulations), followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income Tax purposes, (ii) the OP Merger shall be treated (a) from OP Merger Sub’s perspective, as if Company OP made a liquidating distribution of its assets to its partners, and REIT Merger Sub (through its disregarded entities, DownREIT Merger Sub and OP Merger Sub) purchased the assets deemed to be distributed to the Company OP Unitholders in a taxable transaction in exchange for the OP Merger Consideration, and (b) from the Company OP Unitholders’ perspective, as if the Company OP Unitholders sold their Company OP Units in taxable transactions in exchange for the OP Merger Consideration, and (iii) the DownREIT Merger shall be treated (a) from DownREIT Merger Sub’s perspective, as if DownREIT made a liquidating distribution of its assets to its partners, and REIT Merger Sub (through its disregarded entity, DownREIT Merger Sub) purchased the assets deemed to be distributed to the DownREIT Outside Partners in a taxable transaction in exchange for the DownREIT Merger Consideration, and (b) from the DownREIT Outside Partners’ perspective, as if the DownREIT Outside Partners sold their DownREIT Units in taxable transactions in exchange for the DownREIT Merger Consideration; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1        Definitions.

(a)          For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment (other than offer letters, the material terms of which are limited to base salary or wage rate and participation in broad-based benefit plans and which are terminable without notice or liability), consulting, termination, severance, change in control, retention, separation, equity or equity-based, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or stock-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, supplemental retirement, profit sharing, pension or savings or any other remuneration, compensation or employee benefit plan, agreement, program, policy or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York or Memphis, Tennessee are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to Company than those contained in the Confidentiality Agreement, provided that any such agreement is not required to contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Company Acquisition Proposal and shall contain provisions that permit Company to comply with the Company’s obligations under Section 7.3.

“Company Bylaws” means the Second Amended and Restated Bylaws of Education Realty Trust, Inc., as amended and supplemented and in effect on the date hereof.

“Company Charter” means the charter of the Company, as filed with, and accepted for record by, the SDAT, in effect on the date hereof.

“Company Deferred Compensation Plan” means the Education Realty Trust Deferred Compensation Plan, as amended from time to time.

“Company DRIP” means the Company’s Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan, effective as of September 2012.

“Company Equity Incentive Plan” means each of the following equity incentive plans: Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan; Education Realty Trust, Inc. 2016 Long-Term Incentive Plan; Education Realty Trust, Inc. 2017 Long-Term Incentive Plan; Education Realty Trust, Inc. 2017 Omnibus Equity Incentive Plan; and Education Realty Trust, Inc. 2018 Long-Term Incentive Plan.

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“Company ESPP” means the Education Realty Trust, Inc. Employee Stock Purchase Plan, as amended from time to time.

“Company Joint Ventures” means any Person, other than a Company Subsidiary, in which Company or any Company Subsidiary, directly or indirectly, owns any equity interest or investment.

“Company Material Adverse Effect” means any event, circumstance, change, fact, effect, development, condition or occurrence that (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company, Company OP and the Company Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of Company, Company OP or DownREIT to perform its obligations in all materials respects under this Agreement or to consummate the Mergers before the Outside Date; provided that, for purposes of clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, fact, effect, development, condition or occurrence (alone or in combination) to the extent arising out of or resulting from (A) any failure of Company, Company OP or any Company Subsidiary to meet any internal or public projections, budgets or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, fact, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling into one of the other exceptions set forth in this definition), (B) any changes that affect the real estate industry generally, (C) any changes in the U.S. or global economy, financial, economic, social or political conditions generally or capital, financial, credit or securities markets generally, including changes in interest or exchange rates, or any changes therein, (D) any changes in legal or regulatory conditions in the United States or in any other country or region of the world, (E) the commencement, occurrence, continuation, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) any change in the market price or trading volume of the equity or debt securities of Company or Company OP or of the equity or credit ratings or the ratings outlook for Company or any of the Company Subsidiaries by any applicable rating agency (provided that any event, circumstance, change, fact, effect, development, condition or occurrence giving rise to such change may be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling into one of the other exceptions set forth in this definition), (G) the suspension of trading in securities generally on the New York Stock Exchange, (H) the entry into or the announcement, pendency or performance of this Agreement or the consummation of any transactions contemplated hereby, including (w) the identity of Parent and its Affiliates, (x) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of Company and the Company Subsidiaries following the REIT Merger Effective Time, (y) the failure to obtain any third party consent in connection with the transactions contemplated hereby, and/or (z) the impact of any of the foregoing on any relationships with tenants, educational institutions, vendors, business partners, employees or other Persons (provided, that the exception in this clause (H) (other than the matters described in subclauses (w), (x) or (z) (to the extent that (z) relates to (w) or (x)) of this clause (H)) does not apply to the use of Company Material Adverse Effect in Section 4.5 (or Section 8.2 as it relates to Section 4.5)), (I) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Parent, or any action not taken to which Parent has consented in writing, (J) the existence, occurrence or continuation of any earthquakes, hurricanes, floods, mudslides, tornadoes, fires, volcanic eruptions, lava flows or other natural disasters, (K) any adoption, implementation, proposal, or change in Law or GAAP (or the interpretation of the foregoing), (L) the availability or cost of equity, debt or other financing to Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub, or (M) any Action made or initiated by any current or former stockholder or equityholder of Company, Company OP or any other Company Subsidiary (on their behalf or on behalf of Company or any Company Subsidiary, but in any event only in their capacities as current or former stockholders or equityholders) arising out of or relating to, directly or indirectly, this Agreement, the Mergers or the other transactions contemplated hereby, which in the case of each of clauses (B), (C), (D), (E) and (K) do not disproportionately adversely affect Company and the Company Subsidiaries, taken as a whole, relative to others in the real estate industry in the United States, and in the case of clause (J), do not disproportionately adversely affect Company, Company OP and the Company Subsidiaries, taken as a whole, relative to others in the real estate industry in the geographic regions in which Company, Company OP and the Company Subsidiaries operate.

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“Company OP Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP, dated as of February 22, 2018, as such agreement may be amended from to time.

“Company OP Unit” means a “Class A Unit,” as defined in the Company OP Partnership Agreement.

“Company OP Unitholder” means any holder of Company OP Units other than Company or any Company Subsidiary.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business that relate to an obligation that is not due and payable or is being contested in good faith; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed in Section 4.17(b)(ii) and (c)(ii) of the Company Disclosure Letter; (v) Lien that is disclosed on the most recent consolidated balance sheet of Company or notes thereto (or securing liabilities reflected on such balance sheet); (vi) Liens arising under any Company Material Contracts, or pursuant to leases by Company or any Company Subsidiary as landlord for the occupation of portions of Company Real Properties; (vii) Liens that are recorded in a public record or disclosed on existing title policies or surveys made available to Parent prior to the date hereof; (viii) Liens in respect of the Existing Loans, including any guarantees in respect of the Senior Notes; (ix) Liens imposed by Law; (x) Liens created by or on behalf of Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub or their successors or assigns; or (xi) Lien, title defect, covenant or reservation of interests in title that does not interfere materially with the current use of the property affected thereby (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

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“Company Real Property” means the Company Communities, the Owned Real Property and the Leased Real Property.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest. In addition, for purposes of this Agreement, Company OP and DownREIT shall be Company Subsidiaries, and any Company Subsidiary that is wholly-owned, directly or indirectly, by Company OP or DownREIT shall be deemed to be a wholly-owned Company Subsidiary.

“Company Termination Fee” means an amount equal to $118,147,254; provided, however, that, in the event that the Company Termination Fee becomes payable as a result of the termination of this Agreement at or prior to the end of the Initial Termination Period, either (a) by the Company pursuant to Section 9.1(d)(ii), or (b) by Parent pursuant to Section 9.1(c)(ii), then, in the case of either of the immediately preceding clauses (a) or (b), “Company Termination Fee” means an amount equal to $50,634,537.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 16, 2018, between Greystar and Company.

“DownREIT Merger Consideration” means the aggregate consideration received by all holders of DownREIT Units as determined pursuant to Section 3.3.

“DownREIT Outside Partners” means any holder of DownREIT Units other than a Company Subsidiary.

“DownREIT Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP, dated as of July 1, 2013, as such agreement may be amended from to time.

“DownREIT Unit” means a “Common Partnership Unit” as defined in the DownREIT Partnership Agreement.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

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“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any natural resources present or biota living in or on such media.

“Environmental Law” means any foreign, federal, state or local statute, Law, ordinance, regulation, rule, code or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, regulation, protection or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, Hazardous Materials.

“Environmental Permit” means any permit, approval, exemption, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Financing Sources” means, (i) with respect to the Equity Financing, the Equity Investors, and (ii) with respect to the Debt Financing, the Persons that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any related commitments to purchase the Debt Financing or any part thereof from such Persons, and any joinder agreements, credit agreements, purchase agreements, commitment letters, engagement letters or indentures (including the definitive agreements executed in connection with the Debt Commitment Letter (and the related fee letters), any such related commitments or the Debt Financing)) relating thereto, together with their Affiliates and such Persons’ and their Affiliates’ respective direct or indirect current, former or future directors, officers, employees, partners, attorneys, controlling persons, managers, advisors, agents and representatives and their respective successors and assigns.

“GAAP” means the U.S. generally accepted accounting principles.

“Governmental Authority” means the U.S. (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Greystar” means Greystar Real Estate Partners, LLC.

“Hazardous Materials” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Laws including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, (viii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, and (ix) any agreement to provide any of the foregoing.

“Initial Termination Period” means the later of (i) 11:59 p.m. (New York City time) on July 25, 2018, and (ii) 11:59 p.m. (New York City time) on the first Business Day after the end of all Company Change Notice periods specified in Section 7.3(d) (including any subsequent notice periods thereunder) applicable to any potential Company Superior Proposal (including as revised or amended), so long as the initial Company Change Notice in respect of a potential Company Superior Proposal from a particular Person has been provided at or before 11:59 p.m. (New York City time) on July 25, 2018.

“Intellectual Property” means all U.S. and foreign (i) patents, patent applications, inventions, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, knowhow, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and all other intellectual property rights, whether now known or hereafter recognized in any jurisdiction, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world, and including all registrations and applications for registration for any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to Company, Company OP and DownREIT, the knowledge, after reasonable inquiry, of the persons named in Schedule A, and (ii) with respect to Parent, the knowledge, after reasonable inquiry, of the persons named on Schedule B.

“Law” means any and all domestic (federal, state or local) or foreign laws, common laws, rules, regulations, requirements, decisions, directives, interpretations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, easement or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“LTIP Units” means “LTIP Units” as defined in the Company OP Partnership Agreement.

“OP Merger Consideration” means the aggregate consideration received by all holders of Company OP Units as determined pursuant to Section 3.2.

“Order” means a judgment, order or decree of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, certificates or articles of formation, declarations of trust, by-laws, limited liability company agreements, limited partnership agreements and similar organizational documents, as amended of such Person.

“Parent Expense Amount” means all reasonable, actual and documented out-of-pocket costs and expenses, up to an aggregate maximum amount of $10,000,000, incurred prior to the termination of this Agreement by or on behalf of Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub and other Equity Investors (or their respective Affiliates) in connection with this Agreement and the transactions contemplated hereby, including reasonable, actual and documented out-of-pocket fees and expenses of counsel, investment banking firms, financial advisors, accountants and consultants.

“Parent Material Adverse Effect” means any event, circumstance, change, fact, effect, development, condition or occurrence that, individually or taken together with all other events, circumstances, changes, facts, effects, developments, conditions or occurrences, would reasonably be expected to prevent or materially delay the consummation of the Mergers or any of the other transactions contemplated by this Agreement or to prevent or materially impair or materially delay the ability of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub to perform their obligations hereunder.

“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Parent Termination Fee” shall be an amount equal to $200,000,000.

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“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting, together with any amendments or supplements thereto.

“REIT Merger Consideration” means the aggregate consideration received by all holders of Company Common Stock as determined pursuant to Section 3.1.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Revolving Credit Facility” means the Sixth Amended and Restated Credit Agreement, dated as of February 16, 2018, among Company OP and KeyBank, National Association, as Administrative Agent, KeyBanc Capital Markets, PNC Capital Markets LLC, RBC Capital Markets, Regions Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., as Joint-Bookrunners and Joint-Lead Arrangers, PNC Bank National Association, as Syndication Agent, and Regions Bank, Royal Bank of Canada, Bank of America, N.A., and JPMorgan Chase Bank, N.A., as Documentation Agents, as such agreement may be amended from to time.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior A Notes” means the 4.22% Senior Notes due August 31, 2029 issued by Company OP.

“Senior B Notes” means the 4.30% Senior Notes due August 31, 2032 issued by Company OP.

“Senior Notes” means the Unsecured Senior Notes, the Senior A Notes and the Senior B Notes, collectively.

“SOS” means the Secretary of State of the State of Delaware.

“Sponsors” means each of Greystar, ASGA Limited Partnership, CBRE Global Investment Partners Global Alpha Fund Series FCP-SIF in respect of sub fund CBRE Global Investment Partners Global Alpha Fund, LVS III HOLDING LP, OC II HOLDCO US LP, TFL Trustee Company Limited as trustee of the TFL Pension Fund and BREIT Operating Partnership L.P.

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“Tax” or “Taxes” means (i) any and all taxes and similar charges of any kind imposed by any government or taxing authority, including, without limitation: federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under former Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, ad valorem, or any estimated, payment in lieu of or other tax of any kind whatsoever (including any fee or penalty for the failure to file or timely file any Tax Return), and including any interest, penalty, or addition thereto, whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, (iii) any liability under any state abandonment or unclaimed property, escheat or similar Law, and (iv) any liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) of this sentence as a result of being a transferee of or successor to any Person.

“Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which the Company or any Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for the purpose of preserving Tax deferral with respect to appreciated property contributed to a Company Subsidiary treated as a partnership for U.S. federal income tax purposes.

“Tax Return” means any return, report, declaration, statement or other information required to be supplied to a taxing authority in connection with Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Unsecured Senior Notes” means the 4.600% Senior Notes due 2024 issued by Company OP.

“Unsecured Term Loan” means the Second Amended and Restated Credit Agreement among Company OP and certain of its Subsidiaries, PNC Bank National Association, Regions Bank, KeyBank National Association and U.S. Bank National Association, dated January 18, 2017, as such agreement may be amended from to time.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any state Law requiring advance notice of termination to employees.

(b)         The following terms have the respective meanings set forth in the sections set forth below opposite such term:

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Defined Terms	Location of Definition
83(b) Election	Section 4.12(q)
Agreement	Preamble
Alternate Financing	Section 7.15(b)
Asset Financing	Section 7.15(c)
Asset Financing Sources	Section 7.15(c)
Asset Transferees	Section 7.15(c)
Capitalization Date	Section 4.3(a)
Claim	Section 7.5(a)
Claim Expenses	Section 7.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Collective Bargaining Agreement	Section 4.13(h)
Company	Preamble
Company Acquisition Proposal	Section 7.3(g)
Company Adverse Recommendation Change	Section 7.3(c)
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Benefit Plan	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Change Notice	Section 7.3(d)
Company Common Stock	Recitals
Company Community	Section 4.17(a)
Company Disclosure Letter	Article 4
Company Ground Lease	Section 4.17(a)
Company Ground/Property Leases	Section 4.17(c)
Company Insurance Policies	Section 4.19
Company Intervening Event	Section 7.3(g)(i)
Company Material Contract	Section 4.18(b)
Company OP	Preamble
Company Parties	Section 9.3(b)(iii)
Company Pending Acquisitions	Section 6.1(b)(vi)
Company Permits	Section 4.6(a)
Company Preferred Stock	Section 4.3(a)
Company SEC Documents	Section 4.7(a)
Company Stockholder Approval	Section 4.21
Company Superior Proposal	Section 7.3(g)(iii)
Company Terminating Breach	Section 9.1(c)(i)
Continuing Employee	Section 7.14(a)
Debt Commitment Letter	Section 5.7(a)
Debt Financing	Section 5.7(a)
Development Project	Section 4.17(f)
DownREIT	Preamble
DownREIT GP	Preamble
DownREIT Merger	Recitals
DownREIT Merger Certificate of Merger	Section 2.3(b)
DownREIT Merger Effective Time	Section 2.3(b)
DownREIT Merger Sub	Preamble
DownREIT Per Share Merger Consideration	Section 3.3(a)(iv)

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DownREIT Surviving Entity	Recitals
Equity Commitment Letters	Section 5.7(a)
Equity Financing	Section 5.7(a)
Equity Investors	Section 5.7(a)
Exchange Fund	Section 3.4(b)
Existing Loans	Section 4.18(a)(v)
Financing	Section 5.7(a)
Financing Commitments	Section 5.7(a)
Financing Indemnitees	Section 7.15(g)
Guarantee	Recitals
Indemnified Parties	Section 7.5(a)
Interim Period	Section 6.1(a)
Leased Real Property	Section 4.17(c)
Lender	Section 7.15(f)
Maryland Courts	Section 10.8
Mergers	Recitals
MGCL	Recitals
MRL	Recitals
Non-Continuing Employee	Section 7.14(a)
OP GP	Preamble
OP Merger	Recitals
OP Merger Certificate of Merger	Section 2.3(a)
OP Merger Effective Time	Section 2.3(a)
OP Merger Sub	Preamble
Outside Date	Section 9.1(b)(i)
Owned Real Property	Section 4.17(b)
Parent	Preamble
Parent Benefit Plan	Section 7.14(b)
Parent Liability	Section 10.10(d)
Parent GP	Recitals
Parent Liability Cap	Section 10.10(d)
Parent Parties	Section 9.3(d)
Parent Terminating Breach	Section 9.1(d)(i)
Partnership Per Share Merger Consideration	Section 3.2(a)(iv)
Partnership Surviving Entity	Recitals
Party(ies)	Preamble
Paying Agent	Section 3.4(a)
pdf	Section 10.4
Prime Rate	Section 9.3(f)
Qualified REIT Subsidiary	Section 4.12(b)
Qualifying Income	Section 9.3(e)
REIT	Section 4.12(b)
REIT Merger	Recitals
REIT Merger Articles of Merger	Section 2.3(c)
REIT Merger Effective Time	Section 2.3(c)
REIT Merger Sub	Preamble
REIT Per Share Merger Consideration	Section 3.1(a)(ii)
REIT Surviving Entity	Recitals
Requested Transactions	Section 2.8
Required Financial Information	Section 7.15(c)
Sarbanes-Oxley Act	Section 4.7(a)
Solvent	Section 5.7(d)
Surviving Entities	Recitals
Takeover Statutes	Section 4.24
Taxable REIT Subsidiary	Section 4.12(b)
Transfer Taxes	Section 9.5
U.S.	Recitals

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Section 1.2         Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e)           references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)          references to a Person are also to its successors and permitted assigns;

(i)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

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(j)           all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars, unless otherwise indicated.

Article 2
THE MERGERS

Section 2.1         The Mergers.

(a)           Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the OP Merger Effective Time, OP Merger Sub shall merge with and into Company OP, whereupon the separate existence of OP Merger Sub shall cease, and Company OP shall continue as the surviving entity in the OP Merger. The OP Merger shall have the effects provided in this Agreement and as specified in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, from and after the OP Merger Effective Time, the Partnership Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Company OP and OP Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company OP and OP Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Partnership Surviving Entity.

(b)           Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the DownREIT Merger Effective Time, DownREIT Merger Sub shall merge with and into DownREIT, whereupon the separate existence of DownREIT Merger Sub shall cease, and DownREIT shall continue as the surviving entity in the DownREIT Merger. The DownREIT Merger shall have the effects provided in this Agreement and as specified in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, from and after the DownREIT Merger Effective Time, the DownREIT Surviving Entity shall possess all properties, rights, privileges, powers and franchises of DownREIT and DownREIT Merger Sub, and all of the claims, obligations, liabilities, debts and duties of DownREIT and DownREIT Merger Sub shall become the claims, obligations, liabilities, debts and duties of the DownREIT Surviving Entity.

(c)          Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the MRL, at the REIT Merger Effective Time, Company shall be merged with and into REIT Merger Sub, whereupon the separate existence of Company shall cease, and REIT Merger Sub shall continue as the surviving entity in the REIT Merger and shall be governed by the laws of the State of Maryland. The REIT Merger shall have the effects set forth in the MGCL, the MRL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the REIT Merger Effective Time, the REIT Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Company and REIT Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company and REIT Merger Sub shall become the claims, obligations, liabilities, debts and duties of the REIT Surviving Entity.

Section 2.2        Closing. The closing (the “Closing”) of the Mergers will take place at 9:00 a.m. (New York City time) at the offices of Morrison & Foerster LLP, 2000 Pennsylvania Avenue, NW, Washington, DC 20006, on a date to be mutually agreed upon by the Parties, but in no event later than the third Business Day after all conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted by Law, valid waiver of such conditions) have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is extended by mutual agreement of the Parties (the date on which Closing actually occurs, the “Closing Date”); provided, however, that in no event shall the Closing occur prior to August 31, 2018 (unless otherwise mutually agreed by the Parties).

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Section 2.3        Effective Times.

(a)          Parent, Company OP and OP Merger Sub shall cause the OP Merger to be consummated as soon as practicable on the Closing Date immediately after the REIT Merger Effective Time. Prior to the Closing, Parent, Company OP and OP Merger Sub shall prepare and, on the Closing Date, Parent, Company OP and OP Merger Sub shall (i) cause the certificate of merger with respect to the OP Merger (the “OP Merger Certificate of Merger”) to be duly executed and filed with the SOS as provided under the DRULPA, and (ii) make any other filings, recordings or publications required to be made by Company OP or OP Merger Sub under the DRULPA in connection with the OP Merger. The OP Merger shall become effective upon such time as the certificate of merger has been filed with the SOS, or such later time that the Parties shall have agreed upon and designated in the OP Merger Certificate of Merger in accordance with the DRULPA as the effective time of the OP Merger (the “OP Merger Effective Time”), it being understood and agreed that the Parties shall cause the OP Merger Effective Time to occur as soon as practicable following the REIT Merger Effective Time.

(b)          Parent, DownREIT and DownREIT Merger Sub shall cause the DownREIT Merger to be consummated as soon as practicable on the Closing Date immediately after the OP Merger Effective Time. Prior to the Closing, Parent, DownREIT and DownREIT Merger Sub shall prepare and, on the Closing Date, Parent, DownREIT and DownREIT Merger Sub shall (i) cause the certificate of merger with respect to the DownREIT Merger (the “DownREIT Merger Certificate of Merger”) to be duly executed and filed with the SOS as provided under the DRULPA and the Act, and (ii) make any other filings, recordings or publications required to be made by DownREIT or DownREIT Merger Sub under the DRULPA and the LLC Act in connection with the DownREIT Merger. The DownREIT Merger shall become effective upon such time as the certificate of merger has been filed with the SOS, or such later time that the Parties shall have agreed upon and established in the DownREIT Merger Certificate of Merger in accordance with the DRULPA and the LLC Act as the effective time of the DownREIT Merger (the “DownREIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the DownREIT Merger Effective Time to occur as soon as practicable following the OP Merger Effective Time.

(c)          Prior to the Closing, Parent, Company and REIT Merger Sub shall prepare and, on the Closing Date, Parent, Company and REIT Merger Sub shall (i) cause the articles of merger with respect to the REIT Merger (the “REIT Merger Articles of Merger”) to be duly executed and filed with the SDAT as provided under the MGCL and the MRL, and (ii) make any other filings, recordings or publications required to be made by Parent, Company or REIT Merger Sub under the MGCL and the MRL in connection with the REIT Merger. The REIT Merger shall become effective upon the later of such time as the REIT Merger Articles of Merger have been accepted for record by the SDAT or at such time which the Parties shall have agreed upon and established in such filings in accordance with the MGCL and the MRL as the effective time of the REIT Merger (the “REIT Merger Effective Time”).

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Section 2.4         Governing Documents.

(a)          Subject to Section 7.5, (i) the certificate of limited partnership of Company OP shall be the certificate of limited partnership of the Partnership Surviving Entity, and (ii) the limited partnership agreement of OP Merger Sub, as in effect immediately prior to the OP Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Partnership Surviving Entity, shall be the limited partnership agreement of the Partnership Surviving Entity, in each case, as of the OP Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

(b)          Subject to Section 7.5, (i) the certificate of limited partnership of DownREIT shall be the certificate of limited partnership of the DownREIT Surviving Entity, and (ii) the limited partnership agreement of DownREIT Merger Sub, as in effect immediately prior to the DownREIT Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the DownREIT Surviving Entity, shall be the limited partnership agreement of the DownREIT Surviving Entity, in each case, as of the DownREIT Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

(c)          Subject to Section 7.5, (i) the declaration of trust of REIT Merger Sub, as it may be amended prior to the REIT Merger Effective Time, shall be the declaration of trust of the REIT Surviving Entity, and (ii) the bylaws of REIT Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the REIT Surviving Entity, shall be the bylaws of the REIT Surviving Entity, in each case, as of the REIT Merger Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions thereof.

Section 2.5       Officers of the REIT Surviving Entity. The officers of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the officers of the REIT Surviving Entity immediately following the REIT Merger Effective Time, in each case, until each such officer’s successor is duly elected in accordance with applicable Law.

Section 2.6         Trustees of the REIT Surviving Entity. The trustees of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the trustees of the REIT Surviving Entity immediately following the REIT Merger Effective Time, in each case, until each such trustee’s successor is duly elected in accordance with applicable Law.

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Section 2.7        Tax Consequences. The Parties intend that for U.S. federal income Tax purposes (i) the REIT Merger will be treated as a taxable sale by Company of all of Company’s assets (including, for the avoidance of doubt, Company OP Units and DownREIT Units held by Company) to REIT Merger Sub in exchange for the REIT Merger Consideration and the assumption of all of Company’s other liabilities (including Company’s share of the Company OP liabilities and the DownREIT liabilities, as determined under the applicable U.S. federal income Tax regulations), followed by a distribution of such consideration to the holders of equity interests in Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of Company for U.S. federal income Tax purposes, (ii) the OP Merger shall be treated (a) from OP Merger Sub’s perspective, as if Company OP made a liquidating distribution of its assets to its partners, and REIT Merger Sub (through its disregarded entity, OP Merger Sub) purchased the assets deemed to be distributed to the Company OP Unitholders in a taxable transaction in exchange for the OP Merger Consideration, and (b) from the Company OP Unitholders’ perspective, as if the Company OP Unitholders sold their Company OP Units in taxable transactions in exchange for the OP Merger Consideration, and (iii) the DownREIT Merger shall be treated (x) from DownREIT Merger Sub’s perspective, as if DownREIT made a liquidating distribution of its assets to its partners, and REIT Merger Sub (through its disregarded entities, DownREIT Merger Sub and OP Merger Sub) purchased the assets deemed to be distributed to the DownREIT Outside Partners in a taxable transaction in exchange for the DownREIT Merger Consideration, and (y) from the DownREIT Outside Partners’ perspective, as if the DownREIT Outside Partners sold their DownREIT Units in taxable transactions in exchange for the DownREIT Merger Consideration. In addition, the Parties agree that, for U.S. federal income Tax purposes and unless otherwise required by applicable Law: (A) the Forced Conversion (as such term is defined in the Company OP Partnership Agreement) shall be treated as a non-taxable event; (B) payment of the Partnership Per Share Merger Consideration with respect to converted LTIP Units shall be treated, from the perspective of the holders thereof, as a taxable sale of such converted LTIP Units; and (C) no Party shall deduct any amount as wages or other compensation with respect to such conversion or payment.

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Section 2.8         Additional Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of Company, upon reasonable notice to Company, to request that Company, immediately prior to the Closing (or the OP Merger Effective Time or the REIT Merger Effective Time, as determined by Parent), and subject to the actual consummation of the Closing, (a) convert or cause the conversion of one or more wholly owned Company Subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more wholly owned Company Subsidiaries (other than Company OP and DownREIT) that are organized as limited partnerships or limited liability companies into other entities, on the basis of Organizational Documents, reasonably requested by Parent, (b) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests or limited liability company interests owned, directly or indirectly, by Company in one or more wholly owned Company Subsidiaries (other than Company OP and DownREIT) to any wholly owned Affiliate of OP Merger Sub, at a price and on terms all as designated by Parent, (c) form a wholly owned subsidiary of Company to solely serve as an additional limited partner of Company OP or the DownREIT, and (d) sell or cause to be sold (A) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Company Subsidiaries, and/or (B) any of the assets of the Company or one or more Company Subsidiaries, in each case at a price and on such other terms as designated by Parent (clause (d) is referred to collectively as the “Asset Transfer”, and clauses (a), (b), (c) and (d) each being “Requested Transactions”); provided, however, that (i) none of the Requested Transactions shall delay or prevent the completion of the Mergers, (ii) the Requested Transactions shall be implemented immediately prior to or concurrently with, as requested by Parent, the Closing, the REIT Merger Effective Time or the OP Merger Effective Time, as determined by Parent (after Parent and REIT Merger Sub shall have waived or confirmed that all conditions to the consummation of the Merger have been satisfied), (iii) neither Company nor any Company Subsidiary shall be required to take any action in contravention of any Laws or any Organizational Documents or any other contract or agreement to which the Company, the Company Subsidiaries or any of their respective assets are bound, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (or, with respect to Section 8.2, at the option of Parent, waived) and that Parent and REIT Merger Sub are prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to or concurrent with the Closing, the REIT Merger Effective Time or the OP Merger Effective Time, as determined by Parent), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent or REIT Merger Sub under this Agreement (including payment of the REIT Merger Consideration, the OP Merger Consideration and the DownREIT Merger Consideration, and to satisfy the obligations of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub required to be paid or satisfied by them at the Closing, as set forth in this Agreement, including in connection with the Mergers and the other transactions contemplated hereby, and all related expenses required to be paid by Parent and the Surviving Entities at the Closing) or the obligations of the applicable Sponsors under the Guarantee, (vi) neither Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification of Company as a REIT or could subject the Company to any “prohibited transactions” Taxes or other Taxes under Code Sections 857(b), 860(c) or 4981 (or other entity-level Taxes), and (vii) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any stockholder or other equity interest holder of Company or any Company Subsidiary, or other adverse consequences to the stockholders or equity holders of Company or any Company Subsidiary or Company Joint Venture. Subject to the limitations set forth in this Section 2.8 (including the actual consummation of the Closing and compliance with clauses (i) through (vii) of the immediately preceding sentence), unless otherwise mutually agreed by Parent and Company in writing, the Requested Transactions shall be undertaken in the manner (including in the order) specified by Parent. Company shall not be deemed to have made a Company Adverse Recommendation Change or entered into or agreed to enter a Company Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Requested Transaction. Parent shall upon request by Company advance to Company, Company OP or the DownREIT all reasonable out-of-pocket costs to be incurred by Company or the applicable Company Subsidiaries or, promptly upon request by Company, Company OP or the DownREIT, reimburse Company, Company OP or DownREIT for all reasonable out-of-pocket costs or expenses incurred by Company, Company OP or DownREIT in connection with any actions taken by Company, Company OP or DownREIT in accordance with this Section 2.8 (including fees and expenses of their Representatives). Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub, on a joint and several basis, hereby agree to indemnify and hold harmless Company, the Company Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, none of the representations, warranties or covenants of Company or any of its Affiliates shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.

Article 3
EFFECTS OF THE MERGERS

Section 3.1         Effects on Shares of Common Stock.

(a)          At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of Company, Parent, REIT Merger Sub or the holders of any securities of Company, Parent or REIT Merger Sub:

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(i)       each share of Company Common Stock then outstanding and held by any wholly-owned Company Subsidiary or by Parent or any Parent Subsidiary shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid with respect thereto, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger;

(ii)       except as provided in Section 3.1(a)(i), each share of Company Common Stock then outstanding will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to $41.50 (subject to any adjustment pursuant to Section 6.1(b)(iii)(C), the “REIT Per Share Merger Consideration”), without interest; and

(iii)       each share of common stock of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain as an issued and outstanding share of the REIT Surviving Entity, and each such share shall continue to be owned by Parent.

(b)          From and after the REIT Merger Effective Time, the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the REIT Merger Effective Time, Persons who held shares of Company Common Stock immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement.

(c)          The REIT Per Share Merger Consideration shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the REIT Merger Effective Time.

Section 3.2         Effect on Interests in Company OP and OP Merger Sub.

(a)          At the OP Merger Effective Time, by virtue of the OP Merger and without any further action on the part of OP Merger Sub, Company OP, OP GP or the holders of Company OP Units or units of partnership interest in OP Merger Sub:

(i)       each unit of general partnership interest held by the general partner of OP Merger Sub in OP Merger Sub immediately prior to the OP Merger Effective Time and each Company OP Unit held by Company or any other Company Subsidiary in Company OP shall automatically be cancelled and no payment shall be made with respect thereto;

(ii)       each unit of limited partnership interest held by REIT Merger Sub in OP Merger Sub immediately prior to the OP Merger Effective Time shall remain outstanding as a unit of limited partnership interest of the Partnership Surviving Entity and shall be owned by the REIT Surviving Entity and each unit of preferred limited partnership interest in OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall remain outstanding as a unit of preferred limited partnership interest of the Partnership Surviving Entity;

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(iii)         each unit of general partnership interest held by OP GP in Company OP shall remain outstanding as a unit of general partnership interest of Partnership Surviving Entity; and

(iv)       each Company OP Unit issued and outstanding immediately prior to the OP Merger Effective Time (including after giving effect to Section 3.2(c)) and not held by Company, OP GP or any other Company Subsidiary shall automatically be converted into the right to receive an amount in cash equal to $41.50 (subject to any adjustment pursuant to Section 6.1(b)(iii)(C), the “Partnership Per Share Merger Consideration”), without interest.

(b)          From and after the OP Merger Effective Time, the unit transfer books of Company OP shall be closed, and thereafter there shall be no further registration of transfers of Company OP Units. From and after the OP Merger Effective Time, Persons who held Company OP Units immediately prior to the OP Merger Effective Time shall cease to have rights with respect to such Company OP Units, except as otherwise provided for in this Agreement.

(c)          Immediately prior to the OP Merger Effective Time, the general partner of Company OP shall cause a “Forced Conversion” (as such term is defined in the Company OP Partnership Agreement) of all outstanding LTIP Units that are eligible for conversion pursuant to the Company OP Partnership Agreement, such that all outstanding LTIP Units that are eligible for conversion pursuant to the Company OP Partnership Agreement shall be converted into the Partnership Per Share Merger Consideration in accordance with this Section 3.2. For the avoidance of doubt, effective as of immediately prior to the OP Merger Effective Time, (i) all outstanding LTIP Units subject only to time-based vesting conditions shall fully vest; (ii) all outstanding LTIP Units subject to performance-based vesting shall fully vest at maximum performance; (iii) all accrued but unpaid dividends with respect to the vested LTIP Units shall be paid; and (iv) all outstanding LTIP Units that are ineligible for conversion pursuant to the preceding sentence shall be canceled and the holder thereof shall receive no consideration on account thereof.  Prior to the REIT Merger Effective Time, the Parties agree that Company (or any applicable Company Subsidiary), the Company Board or any authorized committee thereof shall be permitted under this Agreement to take all corporate action necessary to effectuate the provisions of this Section 3.2(c).

(d)          The Partnership Per Share Merger Consideration shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the OP Merger Effective Time.

Section 3.3         Effect on Interests in DownREIT and DownREIT Merger Sub.

(a)          At the DownREIT Merger Effective Time, by virtue of the DownREIT Merger and without any further action on the part of REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub, DownREIT, DownREIT GP or the holders of DownREIT Units or units of partnership interest in DownREIT Merger Sub:

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(i)       each unit of general partnership interest held by the general partner of DownREIT Merger Sub in DownREIT Merger Sub immediately prior to the DownREIT Merger Effective Time and any DownREIT Units held by Company, Company OP or any other Company Subsidiary in DownREIT (other than the general partnership interest held by DownREIT GP in DownREIT) shall automatically be cancelled and no payment shall be made with respect thereto;

(ii)       each unit of limited partnership interest held by OP Merger Sub in DownREIT Merger Sub immediately prior to the DownREIT Merger Effective Time shall remain outstanding as a unit of limited partnership interest of the DownREIT Surviving Entity and shall be owned by the Partnership Surviving Entity;

(iii)       each unit of general partnership interest in DownREIT held by DownREIT GP shall remain outstanding as a unit of general partnership interest in DownREIT Surviving Entity; and

(iv)       each DownREIT Unit issued and outstanding immediately prior to the DownREIT Merger Effective Time and not held by Company, DownREIT GP, Company OP or any other Company Subsidiary shall automatically be converted into the right to receive an amount in cash equal to $41.50 (subject to any adjustment pursuant to Section 6.1(b)(iii)(C), the “DownREIT Per Share Merger Consideration”), without interest.

(b)          From and after the DownREIT Merger Effective Time, the unit transfer books of DownREIT shall be closed, and thereafter there shall be no further registration of transfers of DownREIT Units. From and after the DownREIT Merger Effective Time, Persons who held DownREIT Units immediately prior to the DownREIT Merger Effective Time shall cease to have rights with respect to such units, except as otherwise provided for in this Agreement.

(c)         The DownREIT Per Share Merger Consideration shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the DownREIT Merger Effective Time.

Section 3.4         Exchange Fund; Paying Agent.

(a)          Prior to the mailing of the Proxy Statement, Parent shall designate a reputable bank or trust company that is reasonably acceptable to Parent and Company to act as paying agent in the Mergers (the “Paying Agent”), and the Paying Agent will administer the payments described in Section 3.1, Section 3.2 and Section 3.3. At any time following the twelve-month anniversary of the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund or that had otherwise been made available to the Paying Agent and that have not been disbursed and thereafter, subject to the time limitations in Section 3.4(f), such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any REIT Merger Consideration, OP Merger Consideration or DownREIT Merger Consideration that may be payable, as determined pursuant to this Agreement, without any interest thereon.

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(b)          At or before the REIT Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the REIT Merger Consideration, the OP Merger Consideration and the DownREIT Merger Consideration (such cash amounts payable through the Paying Agent, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock, Company OP Units and DownREIT Units.

(c)          The Exchange Fund shall be invested by the Paying Agent as directed by Parent, on behalf of the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity and shall be paid to the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity, as the applicable Person directs. No investment of the Exchange Fund shall relieve the REIT Surviving Entity, the Partnership Surviving Entity, the DownREIT Surviving Entity or the Paying Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent, the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity shall promptly provide additional funds to the Paying Agent to the extent necessary to satisfy the REIT Surviving Entity’s, the Partnership Surviving Entity’s and the DownREIT Surviving Entity’s obligations hereunder for the benefit of the former holders of shares of Company Common Stock, Company OP Units and DownREIT Units, which additional funds will be deemed to be part of the Exchange Fund.

(d)          Prior to the REIT Merger Effective Time, Parent will enter into an exchange and paying agent agreement with the Paying Agent, in a form reasonably acceptable to Parent and Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.4.

(e)          As soon as reasonably practicable after the REIT Merger Effective Time (but in no event later than five Business Days after the REIT Merger Effective Time), Parent, the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity shall cause the Paying Agent to: (i) mail to each holder of shares of Company Common Stock, Company OP Units and DownREIT Units for whom the Paying Agent does not have either an IRS Form W-9 on file or a certification from the applicable former Company stockholder or unitholder certifying such stockholder’s or unitholder’s taxpayer identification number, an instruction request letter (which shall be in customary form and have such other provisions as Parent and Company shall reasonably agree), including instructions for effecting the exchange of shares of Company Common Stock, Company OP Units and DownREIT Units for the REIT Merger Consideration, the OP Merger Consideration or the DownREIT Merger Consideration, as applicable, and (ii) subject to the receipt of the information required by clause (i) of this Section 3.4(e), make, and the Paying Agent shall make, delivery and disbursement of the REIT Merger Consideration, the OP Merger Consideration and the DownREIT Merger Consideration, as applicable, in each case, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

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(f)           None of Parent, the REIT Surviving Entity, the Partnership Surviving Entity, the DownREIT Surviving Entity, the Paying Agent or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the REIT Merger Consideration, the OP Merger Consideration or the DownREIT Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Company Common Stock, holders of Company OP Units or holders of DownREIT Units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity, as applicable, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)          Parent and the REIT Surviving Entity shall bear all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of the REIT Merger Consideration, the OP Merger Consideration and the DownREIT Merger Consideration.

Section 3.5        Withholding Rights. The REIT Surviving Entity, the Partnership Surviving Entity, the DownREIT Surviving Entity, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration, the OP Merger Consideration, the DownREIT Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock, Company OP Units or DownREIT Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, holders of Company OP Units and DownREIT Units shall be subject to withholding under Section 1445 of the Code unless they furnish to the REIT Surviving Entity duly executed certificates of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) (including appropriate references that such certification is also provided to satisfy the requirements of Section 1446(f)(2) of the Code).

Section 3.6        Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders, shall be available with respect to the Mergers or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.

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Article 4
REPRESENTATIONS AND WARRANTIES OF COMPANY, COMPANY OP,
DOWNREIT, OP GP AND DOWNREIT GP

Except (a) as set forth in the disclosure letter prepared by Company and delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Letter to the extent the applicability of such disclosure to any other section or subsection of the Company Disclosure Letter is reasonably apparent on its face (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of Company made herein), or (b) as disclosed in the Company SEC Documents publicly available, filed with or furnished to, as applicable, the SEC prior to the date of this Agreement (excluding from such Company SEC Documents any risk factor disclosures (including those contained in such documents under the heading “Risk Factors”), disclosures about market risk and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), each of Company, Company OP, OP GP, DownREIT and DownREIT GP hereby, jointly and severally, represents and warrants to Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub that:

Section 4.1         Organization and Qualification; Subsidiaries.

(a)          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Company OP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. OP GP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DownREIT is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. DownREIT GP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Company, Company OP, DownREIT, OP GP and DownREIT GP has the requisite corporate (or if not a corporation, other organizational) power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Company, Company OP, DownREIT, OP GP and DownREIT GP is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b)          Each Company Subsidiary and, to the Knowledge of Company, each Company Joint Venture, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate (or if not a corporation, other organizational) power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Company, Company OP, DownREIT, OP GP, DownREIT GP, or the Company Subsidiaries, as the case may be, in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the entity classification for U.S. federal income Tax purposes of each Company Subsidiary.

(d)          Section 4.1(d) of the Company Disclosure Letter sets forth a true and complete list of the Company Joint Ventures, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Joint Venture, (ii) the type of and percentage of interest held, directly or indirectly, by Company, Company OP, DownREIT, OP GP, DownREIT GP or the Company Subsidiaries, as the case may be, in each Company Joint Venture, (iii) the names of and the type of and percentage of interest held by any Person other than Company or a Company Subsidiary in each Company Joint Venture, and (iv) the entity classification for U.S. federal income Tax purposes of each Company Joint Venture. Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither Company, Company OP nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2        Organizational Documents.

(a)          Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws. Company OP has made available to Parent a complete and correct copy of the Company OP Partnership Agreement. DownREIT has made available to Parent a complete and correct copy of the DownREIT Partnership Agreement.

(b)          Company has made available to Parent copies of the Organizational Documents, together with all amendments thereto, of each material Company Subsidiary (other than Company OP) as in effect on the date hereof.

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(c)           None of Company, Company OP or DownREIT is in violation of any term of its respective Organizational Documents. To the Knowledge of Company, no Company Joint Venture is in violation of any term of its respective Organizational Documents. There are no dissolution, revocation or forfeiture proceedings regarding Company, Company OP, DownREIT or any Company Subsidiaries (other than with respect to inactive Company Subsidiaries).

Section 4.3         Capital Structure.

(a)          The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). At the close of business on June 22, 2018 (the “Capitalization Date”), (i) 80,581,104 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 80,207 Company OP Units (other than any Company OP Units held by Company or any of the Company Subsidiaries) were outstanding, (iv) 69,086 DownREIT Units (other than any DownREIT Units held by Company or any of the Company Subsidiaries) were outstanding, and (v) 609,734 LTIP Units were outstanding. From the Capitalization Date through the date of this Agreement (except to the extent permitted under Section 6.1 following the execution of this Agreement), Company has not issued any shares of Company Common Stock. No Company Subsidiary owns any shares of Company Common Stock.

(b)          OP GP is the sole general partner of Company OP and Company owns, directly or indirectly, all of the general partner interests in Company OP. Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner (other than OP GP or any wholly-owned Company Subsidiary) in Company OP. The “Conversion Factor” as set forth in the limited partnership agreement of Company OP remains at 1.0. None of the partnership interests of Company OP have been certificated. DownREIT GP is the sole general partner of DownREIT. Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof the name of, and the number and class of limited partnership interests held by, each partner (other than DownREIT GP) in DownREIT. The “Conversion Factor” as set forth in the limited partnership agreement of DownREIT remains at 1.0.

(c)          All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. All shares of Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Company, Company OP or DownREIT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote or holders of or other equityholders of Company OP or any Company Subsidiary may vote.

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(d)          All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 4.3(d) of the Company Disclosure Letter, Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on Company’s financial statements (if such reserves are required pursuant to GAAP).

(e)          Other than pursuant to the Company Equity Incentive Plan (including in connection with the satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Equity Incentive Plan in the event that the grantees fail to satisfy withholding Tax obligations), the Company DRIP and the Organizational Documents of the Company Subsidiaries and Company Joint Ventures, there are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company, Company OP or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. From the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued or granted any subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind. Except as set forth in Section 4.3(e) of the Company Disclosure Letter, there are no amounts that have been contributed to the Company DRIP for which the applicable participant has not received the corresponding number of shares of Company Common Stock in accordance with the Company DRIP.

(f)           Other than pursuant to the Organizational Documents of Company, Company OP, the Company Subsidiaries and other entities in which Company directly or indirectly owns an interest, none of Company, Company OP or any Company Subsidiary is a party to or, to the Knowledge of Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries.

(g)          Except as set forth in Section 4.3(g) of the Company Disclosure Letter, there are no voting trusts, “poison pills” or other “stockholder rights plans,” proxies or similar Contracts to which the Company or any the Company Subsidiaries is a party with respect to the voting of any shares of stock of the Company or any Company Subsidiaries.

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(h)          Except as set forth in Section 4.3(h) of the Company Disclosure Letter, none of Company, Company OP or any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(i)           Section 4.3(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, as of the close of business on the Capitalization Date, held outstanding LTIP Units, indicating the (i) type of award granted, and (ii) the number of Company OP Units subject to such LTIP Unit. All LTIP Units were (x) granted, accounted for, reported and disclosed in accordance with the applicable Laws and accounting rules, and (y) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company’s financial statements in accordance with GAAP. Except for the LTIP Units set forth on Section 4.3(i) of the Company Disclosure Letter, there are no awards promised or outstanding under the Company Equity Incentive Plan.

(j)           All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary that have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4        Authority.

(a)          Each of Company, Company OP, DownREIT, OP GP and DownREIT GP has the requisite corporate or partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which any such Person is a party, including the Mergers. The execution and delivery of this Agreement by Company, Company OP, DownREIT, OP GP and DownREIT GP and the consummation by Company, Company OP, DownREIT, OP GP and DownREIT GP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action, as applicable, and no other corporate or partnership proceedings on the part of Company, Company OP, DownREIT, OP GP or DownREIT GP are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to (i) the receipt of the Company Stockholder Approval, (ii) with respect to the REIT Merger, the filing of the REIT Merger Articles of Merger with, and acceptance for record of the REIT Merger Articles of Merger by, the SDAT, (iii) with respect to the OP Merger, the filing of the OP Merger Certificate of Merger with, and the acceptance for record of the OP Merger Certificate of Merger by, the SOS, and (iv) with respect to the DownREIT Merger, the filing of the DownREIT Merger Certificate of Merger with, and the acceptance for record of the DownREIT Merger Certificate of Merger by, the SOS. This Agreement has been duly executed and delivered by Company, Company OP, DownREIT, OP GP and DownREIT GP, and assuming due authorization, execution and delivery by Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub, constitutes a legally valid and binding obligation of Company, Company OP, DownREIT, OP GP and DownREIT GP enforceable against Company, Company OP, DownREIT, OP GP and DownREIT GP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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(b)         The Company Board has (i) unanimously declared that the REIT Merger and the terms of this Agreement are advisable and in the best interests of the Company, (ii) unanimously authorized, approved and adopted the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) unanimously directed that the REIT Merger be submitted to a vote of the holders of Company Common Stock, and (iv) unanimously resolved to recommend that holders of Company Common Stock vote in favor of approval and adoption of the REIT Merger (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 4.5         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of Company, Company OP, DownREIT, OP GP and DownREIT GP does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of the Organizational Documents of any of Company or the Company Subsidiaries, including (A) the Company Charter or the Company Bylaws, (B) the Company OP Partnership Agreement, (C) the DownREIT Partnership Agreement, or (D) any Organizational Document of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Company, Company OP, DownREIT, OP GP, DownREIT GP or any other Company Subsidiary or by which any property or asset of Company, Company OP, DownREIT, OP GP, DownREIT GP or any other Company Subsidiary is bound, (iii) require any notice, consent or approval (except as contemplated by Section 4.5(b) or as set forth in Section 4.5(a) of the Company Disclosure Letter) under, or result in any breach of any obligation or any loss of any material benefit or material increase in any cost or obligation of Company, Company OP, DownREIT, OP GP, DownREIT GP or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, any Company Material Contract, or (iv) give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien other than a Company Permitted Lien, on any property or asset of Company, Company OP or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company, Company OP or any Company Subsidiary is a party, except, as to clauses (ii) through (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by each of Company, Company OP, DownREIT, OP GP and DownREIT GP does not, and the performance of this Agreement by each of Company, Company OP, DownREIT, OP GP and DownREIT GP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the REIT Merger Articles of Merger with, and the acceptance for record of the REIT Merger Articles of Merger by, the SDAT pursuant to the MGCL and the MRL, (iii) the filing of the OP Merger Certificate of Merger with, and the acceptance for record of the OP Merger Certificate of Merger by, the SOS pursuant to the DRULPA, (iv) the filing of the DownREIT Merger Certificate of Merger with, and the acceptance for record of the DownREIT Merger Certificate of Merger by, the SOS pursuant to the DRULPA, (v) such filings as may be required in connection with state and local Transfer Taxes, (vi) such filings or submissions as may be required under the rules and regulations of the New York Stock Exchange, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6         Permits; Compliance with Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16, which are addressed solely in that section, Company, Company OP and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Company, Company OP and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither Company, Company OP nor any Company Subsidiary has received any written notice nor has any Knowledge indicating that Company, Company OP or any Company Subsidiary currently is not in compliance with the terms of any Company Permit, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b)          Neither Company, Company OP nor any Company Subsidiary is or has been since January 1, 2016 in conflict with, or in default or violation of, or received any written notice from any Governmental Authority regarding any violation by Company, Company OP or any Company Subsidiary of, (i) any Law applicable to Company, Company OP or any Company Subsidiary or by which any property or asset of Company, Company OP or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.15, Section 4.16 which are solely addressed in those Sections), including the Foreign Corrupt Practices Act and anti-money laundering Laws, or (ii) any Company Permits (except for Company Permits addressed in Section 4.16 which are solely addressed in that Section), except, in each case ((i) and (ii)), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7        SEC Documents; Financial Statements.

(a)          Each of Company and Company OP has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by Company and Company OP with the SEC since and including January 1, 2016 (the forms, documents, statements and reports filed with the SEC since and including January 1, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto and any required certifications under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the “Company SEC Documents”). As of their respective dates, or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or Exchange Act, as the case may be, and none of the Company SEC Documents, at the time of filing or being furnished or, if supplemented, modified or amended since the time of filing or being furnished, as of the date of the most recent supplement, modification or amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and mailing, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents and, to the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of an ongoing SEC review. Other than Company OP, no Company Subsidiary is required to file any form or report with the SEC.

(b)          Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and Company or Company OP, on the other hand, since and including January 1, 2016. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations thereunder, as amended from time to time. Company maintains effective disclosure controls as defined in Rule 13a-15 or 15d-15 under the Exchange Act. Neither the Company nor any Company Subsidiary has outstanding or arranged any outstanding “extension of credit” within the meaning of Section 402 of the Sarbanes-Oxley Act or prohibited loans to any executive officer or director. The Company is in compliance in all material respects with all current listing requirements of the New York Stock Exchange.

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(c)          The consolidated financial statements of Company, Company OP and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Company, Company OP and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Company, Company OP and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d)          Neither Company, Company OP nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Company, Company OP and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of Company, Company OP or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any Company Subsidiary or such Company’s, Company OP’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

Section 4.8       Absence of Certain Changes or Events. From January 1, 2018 through the date of this Agreement and except as set forth in Section 4.8 of the Company Disclosure Letter, (a) Company, Company OP and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, that has had or would reasonably be expected to result in a Company Material Adverse Effect.

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Section 4.9        No Undisclosed Material Liabilities. Except as set forth in Section 4.9 of the Company Disclosure Letter, there are no material liabilities of Company, Company OP or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto (whether accrued, absolute, contingent or otherwise), other than: (a) liabilities reflected or reserved against on the balance sheet of Company dated as of December 31, 2017 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, and (d) liabilities to perform under contracts entered into by Company, Company OP or the Company Subsidiaries.

Section 4.10      No Default. None of Company, Company OP or any of the Company Subsidiaries, or to the Knowledge of the Company, any Company Joint Venture, is in default or violation of any term, condition or provision of (a) its Organizational Documents, or (b) except as set forth in Section 4.10 of the Company Disclosure Letter, any loan or credit agreement, note or any bond, mortgage or indenture, to which Company, Company OP or any of the Company Subsidiaries is a party or by which Company, Company OP or any of the Company Subsidiaries or any of their respective properties or assets is bound, except, in the case of (b), for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11       Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Company, threatened in writing against Company, Company OP or any Company Subsidiary or their respective properties at Law or in equity, (i) that, if determined adversely to Company or any Company Subsidiary, is reasonably likely to result in liability of more than $3,000,000, individually, in excess of amounts covered by insurance or (ii) that individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of Company, Company OP, any Company Subsidiary, or any of the Company Real Properties, is or has been within the past three years prior to the date of this Agreement subject to any outstanding Order of any Governmental Authority.

Section 4.12      Taxes.

(a)          Each of Company, Company OP and each Company Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each of Company, Company OP and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

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(b)          Company (i) for each taxable year commencing with Company’s year ended December 31, 2005 and through its taxable year ended December 31, 2017 was subject to taxation as a “real estate investment trust” within the meaning of Section 856 of the Code (a “REIT”) and satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2018 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) in such a manner as to qualify as a REIT for its taxable year that will end with the REIT Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Company. No Company Subsidiary is a corporation for U.S. federal income Tax purposes, other than (i) a corporation that qualifies as a REIT, (ii) a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), or (iii) a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”).

(c)          (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of Company, Company OP or any Company Subsidiary; (ii) no material deficiency for Taxes of Company, Company OP or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) none of Company, Company OP or any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) none of Company, Company OP or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) none of Company, Company OP or any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) and does not intend or plan to enter into such a closing agreement through the Closing Date; and (vi) to the Knowledge of Company, neither Company nor each Company Subsidiary is subject to a claim by a Governmental Authority in a jurisdiction where Company or such Company Subsidiary does not file Tax Returns that Company or such Company Subsidiary is subject to taxation by that jurisdiction.

(d)          Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for U.S. federal income Tax purposes as a partnership, disregarded entity or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, whose separate existence is respected for U.S. federal income Tax purposes.

(e)          Correct and complete copies of all federal income Tax Returns as filed for Company, Company OP, and EDR Management Inc., with respect to each taxable year commencing with the taxable year ended December 31, 2012 through and including the taxable year ended December 31, 2016 (and the initial federal income Tax Return for Company for the taxable year ended December 31, 2005) have been made available to Parent. Correct and complete copies of all state income Tax Returns as filed for (i) Company, Company OP, and EDR Management Inc., with respect to each taxable year commencing with the taxable year ended December 31, 2012 through and including the taxable year ended December 31, 2016 and (ii) all other Company Subsidiaries with respect to the taxable year ended December 31, 2016 have been made available to Parent.

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(f)           Section 4.12(f) of the Company Disclosure Letter lists each Company Subsidiary that (i) is treated for U.S. federal income Tax purposes as a partnership, and (ii) does not have a valid election under Section 754 of the Code in place.

(g)          Neither Company, Company OP nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulation under Section 337(d) of the Code. As of the close of each of its taxable years, Company has never had any earnings and profits accumulated in any non-REIT year for U.S. federal income tax purposes.

(h)          For all taxable years commencing with Company’s year ending December 31, 2009: (i) neither Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 856(c), 856(g), 857(b), 857(f), 860(c) or 4981 of the Code, Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, in each case that have not been paid, (ii) neither Company nor any Company Subsidiary has engaged in any transaction that reasonably would be expected to result in “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code, and (iii) to the Knowledge of Company, no event has occurred and no condition or circumstance exists that presents a material risk that any material Tax described in clauses (i) or (ii) will be imposed on the Company or any Company Subsidiary.

(i)           Company, Company OP and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(j)           There are no Tax Liens upon any property or assets of Company, Company OP or any Company Subsidiary, except Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(k)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company, Company OP or any Company Subsidiary (other than customary arrangements under commercial contracts, leases or borrowings entered into in the ordinary course of business).

(l)           There are no Tax Protection Agreements in force on the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Tax Protection Agreements.

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(m)          None of Company, Company OP or any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(n)          None of Company, Company OP or any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Company, Company OP or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(o)          None of Company, Company OP or any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(p)           None of Company, Company OP or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(q)          Except as set forth in Section 4.12(q) of the Company Disclosure Letter, each outstanding equity interest issued to an employee of the Company or any Company Subsidiary by the Company, Company OP or any Company Subsidiary that was intended to be treated as a “profits interest” as such term is defined in IRS Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by IRS Revenue Procedure 2001-43, 2001 C.B. 191, qualifies as a profits interest and the transactions contemplated hereby will not affect the status of any such equity interest as a profits interest. Except as set forth in Section 4.12(q) of the Company Disclosure Letter, the holder of each such profits interest timely filed an election under Section 83(b) of the Code in accordance with Treasury Regulation Section 1.83-2(d) (an “83(b) Election”) in connection with the issuance of such profits interests.

(r)           With respect to Company’s taxable year ending with the REIT Merger, taking into account, without limitation, all distributions to be made by Company prior to the day of the REIT Merger and the U.S. federal income Tax effects of the REIT Merger described in Section 2.7, (i) Company will have distributed amounts to its respective stockholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) Company will not be subject to Tax under Sections 857(b)(1) or 4981 of the Code.

(s)           Section 4.12(s) of the Company Disclosure Letter lists each waiver or exemption (including any amendments thereto) by Company of the “Aggregate Stock Ownership Limit” or “Common Stock Ownership Limit” contained in Company’s Organizational Documents. Company has made available to Parent complete and correct copies of each such waiver or exemption and all representations and Company Board resolutions generated or received by the Company in connection with each such waiver or exemption. To the Knowledge of the Company, no Person has owned, does own or will own 10% or more of Company, within the meaning of Sections 856(d)(2)(B) and 856(d)(5) of the Code, as a result of such waivers or exemptions.

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(t)           This Section 4.12 contains the sole and exclusive representations and warranties of Company, Company OP, DownREIT, OP GP and DownREIT GP with respect to Taxes and Tax matters (other than those matters described in Section 4.13).

Section 4.13       Benefit Plans; Employees.

(a)           Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of every material Benefit Plan adopted, sponsored, maintained, participated in, required to be contributed to, or contributed to by the Company, Company OP or any other Company Subsidiary or under which Company, Company OP or any other Company Subsidiary would have any liability (contingent or otherwise) (each such Benefit Plan, without respect to materiality, a “Company Benefit Plan”). Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to Company’s Knowledge, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination or result in the imposition of any material liability, penalty or Tax under ERISA or the Code. Neither the Company nor any Company Subsidiary has made any plan or commitment to establish any new Company Benefit Plan or to amend or terminate any Company Benefit Plan (except to the extent required to conform any such Company Benefit Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing, or as required by this Agreement). Each Company Benefit Plan can be amended, terminated, or otherwise discontinued after the REIT Merger Effective Time in accordance with its terms, without material liabilities to Parent or the Surviving Entities, other than ordinary administrative expenses typically incurred in a termination event.

(b)           With respect to each Company Benefit Plan, Company has made available to Parent (if applicable to such Company Benefit Plan): (i) if such plan is written, all documents embodying or governing such Company Benefit Plan and any funding medium for the Company Benefit Plan (including, without limitation, trust agreements); (ii) if such plan is unwritten, a written description of the material terms of such plan; (iii) the most recent IRS determination or opinion letter with respect to such Company Benefit Plan under Code Section 401(a); (iii) the three most recently filed IRS Forms 5500 (including all schedules and attachments thereto) and related financial statements; (iv) the summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; (v) any insurance policy related to such Company Benefit Plan; (vi) nondiscrimination and coverage testing results for the three most recent plan years; and (vii) all material and non-routine correspondence to or from any Governmental Authority during the prior six years.

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(c)          Each Company Benefit Plan has been administered in accordance with the requirements of applicable Law, including, without limitation, ERISA and the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Company Benefit Plan or any other employee benefit plan maintained, sponsored, required to be contributed to or contributed to by Company or any ERISA Affiliate now or at any time within the previous six years is or was (i) subject to Title IV of ERISA, (ii) a multiemployer plan, within the meaning of ERISA Section 3(37), (iii) a multiple employer plan, within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement, as such term is defined in Section 3(40) of ERISA. All Company Benefit Plans subject to Section 409A of the Code comply in both form and operation with Section 409A of the Code and the rules and regulations thereunder, and, to the Knowledge of Company, no amount that is payable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement will be includible in the gross income of any person as a result of the operation of Section 409A of the Code and the rules and regulations thereunder. No Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.

(d)          Full payment has been made, or otherwise properly accrued on the books and records of Company and any applicable Company Subsidiary, of all amounts that Company and any such Company Subsidiary are required under the terms of the Company Benefit Plan or applicable Law to have paid as contributions to such Company Benefit Plan on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Company and the Company Subsidiaries through the Closing Date.

(e)          No Action has been made, commenced or, to the Knowledge of Company, threatened with respect to any Company Benefit Plan (other than for benefits payable in the ordinary course of business).

(f)           No Company Benefit Plan provides for medical, health, life insurance or other welfare benefits (other than as required under Section 4980B of the Code or state health continuation laws and for which the participant pays the entire cost of coverage) to any current or future retiree or former employee.

(g)          Except as set forth in Section 4.13(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (either alone or together with any other event) (i) entitle any current or former employee or other service provider of Company or a Company Subsidiary to severance pay, unemployment compensation or forgiveness of indebtedness, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Company Benefit Plan, (ii) result in any payment or benefit to any Person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or not be deductible under Section 280G of the Code, or (iii) create any limitation or restriction on Parent, Company or any Company Subsidiary to amend, terminate or otherwise discontinue any Company Benefit Plan. Neither Company nor any Company Subsidiary has any obligation to gross up, indemnify, or otherwise reimburse any person for any excise taxes, interest, or penalties incurred under Sections 4999 or 409A of the Code.

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(h)          Neither Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, or any similar organization or group (hereinafter, a “Collective Bargaining Agreement”), nor are there, or in the past three (3) have there been, any negotiations or discussions currently pending or occurring between Company, or any of the Company Subsidiaries, and any union or employee association regarding any Collective Bargaining Agreement or any other work rules or polices. To Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of the Company Subsidiaries.

(i)           Except as set forth in Section 4.13(i) of the Company Disclosure Letter, there are no Actions pending or, to Company’s Knowledge, threatened against Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Company or any of the Company Subsidiaries in connection with the employment relationship.

(j)           Except as set forth in Section 4.13(j) of the Company Disclosure Letter, the employment of each employee of the Company and all Company Subsidiaries is terminable by the Company or the Company Subsidiary at-will.

(k)          Company and all of the Company Subsidiaries are, and have been for the prior three (3) years, in compliance with all applicable Laws relating to employment or labor, including, but not limited to, all applicable Laws relating to wages, hours, meal and rest breaks, civil rights, affirmative action, discrimination in employment, harassment, retaliation, equal opportunity employment, collective bargaining, pay equity, immigration, the WARN Act, workers’ compensation, occupational health and safety, the collection and payment of withholding and/or social security Taxes and any similar Tax and collective bargaining, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)           To the Knowledge of Company, no employee of the Company or any Company Subsidiary is in violation, in any material respect, of any material term of any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee to be employed by the Company or Company Subsidiary.

(m)          There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or any Company Subsidiary within the 12 months prior to the Closing Date.

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Section 4.14      Information Supplied. None of the information relating to Company, Company OP and the Company Subsidiaries contained in the Proxy Statement or that is provided by Company, Company OP and the Company Subsidiaries for inclusion or incorporation by reference in any other document filed with any Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof or at the time the Company Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) with respect to any other document to be filed by Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will (with respect to Company, its officers and directors, Company OP and the Company Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made, or supplied, by Parent for inclusion in the Proxy Statement.

Section 4.15      Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.15 of the Company Disclosure Letter, neither Company, Company OP nor any Company Subsidiary: (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements with respect to use by Company, Company OP or any Company Subsidiary of any trademarks or patents. To the Knowledge of Company, no Intellectual Property used by Company, Company OP or any of the Company Subsidiaries infringes or otherwise violates or is alleged to infringe or otherwise violate any Intellectual Property rights of any third party. No claims are pending or, to the Knowledge of Company, threatened contesting the validity, enforceability, ownership or use of any Intellectual Property owned by Company or alleging that Company, Company OP or any of the Company Subsidiaries infringes or otherwise violates any Intellectual Property rights of any third person, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Company, Company OP or any Company Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, Company, Company OP and the Company Subsidiaries own, free and clear of any Liens, except Company Permitted Liens, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company, Company OP and the Company Subsidiaries as it is currently conducted.

Section 4.16       Environmental Matters. Except as set forth in any Phase I or Phase II report or any Company Insurance Policies provided to Parent prior to the date hereof or as set forth in Section 4.16 of the Company Disclosure Letter:

(a)          Each of Company, Company OP and each Company Subsidiary is in compliance in all material respects with all Environmental Laws.

(b)          Company, Company OP and each Company Subsidiary has obtained and owns or possesses all Environmental Permits necessary to conduct their operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in full force and good standing, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

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(c)          Neither Company, Company OP nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that Company, Company OP or any such Company Subsidiary is in violation in any material respect of, or liable in any material respect under, any Environmental Law or with respect to Hazardous Materials, the subject of which remains unresolved. To the Knowledge of Company, there is no Action pending or threatened against Company, Company OP or any Company Subsidiary under any Environmental Law or with respect to Hazardous Materials that would reasonably be expected to have a Company Material Adverse Effect.

(d)          Neither Company, Company OP nor any Company Subsidiary has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, Release, remediation, removal or cleanup of Hazardous Materials.

(e)          Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no Release of any Hazardous Materials at or from any Company Real Property that requires investigation or remediation pursuant to Environmental Law and that remains unresolved, or that would reasonably be expected to result an Action or Order against Company, Company OP or any Company Subsidiary.

(f)           This Section 4.16 contains the sole and exclusive representations and warranties of Company, Company OP, DownREIT, OP GP and DownREIT GP with respect to environmental matters, Environmental Laws or Hazardous Materials.

Section 4.17       Properties.

(a)           Section 4.17(a)(i) of the Company Disclosure Letter sets forth a list of (i) each student housing community owned, ground leased, ground subleased, managed or operated by Company or any Company Subsidiary (each, a “Company Community”), (ii) the address of each such Company Community, (iii) whether each such Company Community is (A) owned, ground leased or ground subleased by Company or any Company Subsidiary, (B) operated by Company or any Company Subsidiary, and/or (C) managed by Company or any Company Subsidiary and (iv) in the case of each Company Community that is ground leased or ground subleased by the Company or any Company Subsidiary, a list of all leases, subleases or other agreements pursuant to which the Company or any Company Subsidiary ground leases or ground subleases a Company Community and any related guaranties (each, a “Company Ground Lease”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (I) all Company Communities are in working order sufficient for their normal operation in the ordinary course of business, subject to normal wear and tear, and are adequate and suitable for the purposes for which they are presently being used, and (II) there are no pending or, to the Knowledge of Company, threatened in writing, condemnation proceedings or enforcement actions relating to any Company Community. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.17(a)(ii) of the Company Disclosure Letter, no portion of any Company Community has suffered any damage by fire or other casualty loss that has not been repaired and restored.

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(b)          Section 4.17(b)(i) of the Company Disclosure Letter lists all real property (other than a Company Community) owned by Company or any Company Subsidiary (together with the Company Communities owned by Company or any Company Subsidiary, but subject to the last sentence of this Section 4.17(b)(i) the “Owned Real Property”). Except as set forth in Section 4.17(b)(ii) of the Company Disclosure Letter, with respect to each Owned Real Property, (i) either Company or a Company Subsidiary has valid fee simple title to such Owned Real Property, free and clear of all Liens, other than Company Permitted Liens, and (ii) there are no outstanding purchase agreements, options or rights of first refusal, rights of first offer or other similar rights in favor of any other party to purchase such Owned Real Property or any material portion thereof or interest therein. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of Company, threatened in writing, condemnation proceedings or enforcement actions relating to any Owned Real Property. With respect to any real property that is sold or acquired by the Company or any Company Subsidiary after the date hereof, in each case in compliance with Section 6.1(b), the term “Owned Real Property” shall be deemed to include such real property only during the period such real property is owned by the Company or any Company Subsidiary.

(c)           Section 4.17(c)(i) of the Company Disclosure Letter lists all leases, subleases or other agreements pursuant to which Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (other than a Company Community disclosed in Section 4.17(a)(i) of the Company Disclosure Letter, and leases between Company Subsidiaries) (together with the Company Communities that are ground leased or ground subleased by Company or any Company Subsidiary, but subject to the last sentence of this Section 4.17(c), the “Leased Real Property” and all such leases, together with the Company Ground Leases, the “Company Ground/Property Leases”). Except as set forth in Section 4.17(c) of the Company Disclosure Letter, with respect to each Leased Real Property, (A) either Company or a Company Subsidiary has valid leasehold title to such Leased Real Property free and clear of all Liens other than Company Permitted Liens, and (B) there are no outstanding purchase agreements, options or rights of first offer or rights or first refusal in favor of any other party to acquire the leasehold interest of Company or any Company Subsidiary in any Leased Real Property or any portion thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (I) each Company Ground/Property Lease is valid, binding and in full force, and (II) no uncured default of a material nature on the part of Company or, as applicable, any Company Subsidiary or, to the Knowledge of Company, the landlord thereunder exists under any Company Ground/Property Lease. Company has made available to Parent correct and complete copies of all of the Company Ground/Property Leases including all amendments, guaranties and other agreements relating thereto, all of which documents are listed on Section 4.17(a)(i) or Section 4.17(c) of the Company Disclosure Letter, as applicable. Neither the Company nor any Company Subsidiary is in breach or violation in any material respect of, or in default (in each case with or without notice or lapse of time or both) in any material respect under, any Company Ground/Property Lease, and neither the Company nor any Company Subsidiary has received or given notice that it is in default in any material respect under any Company Ground/Property Lease which remains uncured. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of Company, threatened in writing, condemnation proceedings or enforcement actions relating to any Leased Real Property. With respect to any real property for which the Company or any Company Subsidiary enters into a lease as tenant after the date hereof or as to which the lease of such real property terminates after the date hereof, in each case in compliance with Section 6.1(b), the term “Owned Real Property” shall be deemed to include such real property only during the period such real property is leased by the Company or any Company Subsidiary.

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(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither Company nor any Company Subsidiary has received written notice of any existing zoning or land use violations with respect to any Company Real Property, (ii) to the Knowledge of Company, there are no pending Actions initiated by or on behalf of Company or any Company Subsidiary to change or redefine the zoning classification or land use approvals of all or any portion of any Company Real Property, (iii) to the Knowledge of Company, there are no restrictions of record or zoning ordinances that would prohibit any Company Community from being operated for its current use, (iv) to the Knowledge of Company, each Company Community has adequate access to operate as it is currently being operated, and (v) neither the Company nor any Company Subsidiary has received written notice to the effect that any condemnation proceedings are pending or threatened with respect to any Company Real Property.

(e)          Except as set forth on Section 4.17(e)(i) of the Company Disclosure Letter, Company’s or the applicable Company Subsidiary’s fee simple or leasehold title to each Company Community, each Owned Real Property and each Company Real Property that is ground leased or ground subleased by Company or any Company Subsidiary is insured pursuant to a title insurance policy duly issued by a national title insurance company and, to the Knowledge of the Company, each such title insurance policy is valid, in full force and effect and no written claim has been made thereunder (and to the Knowledge of the Company, no fact or circumstances exist or have occurred which would be reasonably likely to result in a material claim thereunder) and will remain in full force and effect following the Closing in accordance with its terms. Except as set forth in Section 4.17(e)(ii) of the Company Disclosure Letter, Company has made available to Parent the most current policies of title insurance with respect to each Company Community and the most recent survey of each of the Company Communities in the Company’s possession.

(f)           Section 4.17(f) of the Company Disclosure Letter lists each Company Real Property that is (i) under development as of the date hereof (other than normal repair and maintenance but including any construction project the cost of which is in excess of $3,000,000) and describes (A) the status of such development as of the date hereof (including the anticipated completion date), and (B) the budgeted costs and the costs to complete, (ii) subject to a binding agreement for development or commencement of construction by Company or a Company Subsidiary or (iii) land held for development (each a “Development Project”), in each case, other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business. Except as set forth on Section 4.17(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is in default of any obligations in any material respect under any Company Material Contract entered into with respect to any Development Project.

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(g)          Section 4.17(g) of the Company Disclosure Letter sets forth a correct and complete list of each management agreement pursuant to which the Company or any Company Subsidiary manages or operates a property on behalf of any Person and identifies the Company Property or third party property that is subject to such management agreement, the Company or Company Subsidiary that is a party to that management agreement, the date of such management agreement and each material amendment thereto (the “Management Agreement Documents”). Correct and complete copies of all of the Management Agreement Documents have been made available to the Parent. Each of the Management Agreement Documents is valid and binding on the Company or Company Subsidiary, as the case may be, and, to the Company’s Knowledge, each other party thereto, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law.

(h)          The information set forth in the rent rolls for each of the Company Communities that have previously been made available by or on behalf of Company, Company OP or a Company Subsidiary to Parent, is true and correct in all material respects as of April 30, 2018.

(i)           Except as set forth in Section 4.17(i) of the Company Disclosure Letter, there are no contracts providing any third party with a right to participate in the profits, equity or other interests in any Company Property.

Section 4.18       Material Contracts.

(a)          Except for contracts filed as exhibits to the Company SEC Documents or as set forth in Section 4.18(a) of the Company Disclosure Letter, as of the date of this Agreement, neither Company, Company OP nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)       is required to be filed as an exhibit to the Company Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii)      obligates Company, Company OP or any Company Subsidiary to make aggregate expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 annually or $5,000,000 over the term of the contract and is not cancelable within ninety (90) days without penalty to Company, Company OP or any Company Subsidiary, except for any Company Ground/Property Lease;

(iii)     contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Company, Company OP or any Company Subsidiary, or that otherwise restricts the lines of business conducted by Company, Company OP or any Company Subsidiary or the geographic area in which Company, Company OP or any Company Subsidiary may conduct business;

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(iv)     is an agreement (other than the Company Charter, Company Bylaws, Company OP Partnership Agreement or Organizational Document of a Company Subsidiary) that obligates Company, Company OP or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company, Company OP or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor;

(v)      constitutes an Indebtedness obligation of Company, Company OP or any Company Subsidiary with a principal amount as of the date hereof greater than $5,000,000 (the “Existing Loans”);

(vi)     constitutes an Order by any Governmental Authority against Company or any Company Subsidiary under which a Governmental Authority has imposed any material monetary or non-monetary obligations upon Company, Company OP or any Company Subsidiary after the date of this Agreement;

(vii)    contains an option, right of first offer, right of first refusal or otherwise requires Company, Company OP or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Ground/Property Lease) with a fair market value or purchase price in excess of $5,000,000 or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Ground/Property Lease;

(viii)   constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix)      constitutes a joint venture, partnership or limited liability company agreement or other similar agreement between Company, Company OP or any Company Subsidiary, on the one hand, and any third party, on the other hand;

(x)       constitutes a loan or requires Company or any Company Subsidiary to make a loan to any Person (other than a wholly-owned Company Subsidiary) by Company, Company OP or any Company Subsidiary;

(xi)      constitutes an agreement pursuant to which the Company or a Company Subsidiary has been retained to provide  pre-development, development, development management or construction management services in connection with property owned by any Person other than Company or any Company Subsidiary, which agreement provides for payments in excess of $3,000,000; or

(xii)     constitutes (x) an operating, affiliation or similar agreement with a university relating to the operation of a Company Community ground leased from the counterparty to such agreement (including any such properties that are not yet in operation) or (y) a master lease or other agreement with a university pursuant to which the Company or a Company Subsidiary expects to receive a payment in excess of $1,000,000 in 2018 or any calendar year thereafter during the term of such agreement.

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(b)           Each contract in any of the categories set forth in Section 4.18(a) to which Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract.”

(c)           Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on Company, Company OP and each Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) Company, Company OP and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract, and (ii) to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of Company, Company OP or any Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company, Company OP nor any Company Subsidiary has received written notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of Company, Company OP or any Company Subsidiary has received written notice of termination under any Company Material Contract, and, to the Knowledge of Company, no party to any Company Material Contract has threatened to cancel any Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19      Insurance. Company has made available to Parent copies of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for the Company Real Properties (the “Company Insurance Policies”). Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, premiums due and payable under all Company Insurance Policies have been paid, and Company, Company OP and the Company Subsidiaries have complied with the terms and conditions of all Company Insurance Policies. To the Knowledge of Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Company, Company OP or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

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Section 4.20      Opinion of Financial Advisor. The Company Board has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the REIT Per Share Merger Consideration to be received in the REIT Merger by the holders of Company Common Stock (other than, to the extent applicable, Greystar, Parent, REIT Merger Sub, investors in Greystar funds or related entities, and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 4.21     Approval Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the REIT Merger (the “Company Stockholder Approval”) is the only vote of holders of securities of Company required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement. No vote of the limited partners of Company OP or DownREIT are required in order to effect the OP Merger, the DownREIT Merger or the other transactions contemplated by this Agreement.

Section 4.22     Brokers. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company, Company OP or any Company Subsidiary.

Section 4.23      Investment Company Act. Neither Company, Company OP nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24      Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the REIT Merger and the other transactions contemplated by this Agreement the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Neither Company nor any Affiliate of Company is, nor at any time since December 31, 2016, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent or REIT Merger Sub as defined in Section 3-601 of the MGCL.

Section 4.25      Related Party Transactions. Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2018 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Except for the agreements set forth in Section 7.14(d) of the Company Disclosure Letter or Section 4.18(a)(iv) of the Company Disclosure Letter and except for any award agreements in respect of LTIP Units (which shall be treated in accordance with Section 3.2 hereof), there are no agreements between Company, Company OP, DownREIT or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries and Company Joint Ventures) of Company, on the other hand.

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Section 4.26      No Other Representations or Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither Company, Company OP, DownREIT nor any other Person has made any representation or warranty, express or implied, with respect to Company, Company OP or the Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company, Company OP or the Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Company, Company OP, DownREIT nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Company, Company OP and DownREIT in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of Company, Company OP and DownREIT, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, each of Company, Company OP and DownREIT acknowledges and agrees that none of Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub or any other Person has made or is making any representations or warranties relating to Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub whatsoever, express or implied, beyond those expressly given by Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub furnished or made available to Company, Company OP and DownREIT or any of their Representatives.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT, REIT MERGER SUB, OP
MERGER SUB AND DOWNREIT MERGER SUB

Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub hereby, jointly and severally, represent and warrant to Company, Company OP, DownREIT, OP GP and DownREIT GP that:

Section 5.1        Organization and Qualification. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. REIT Merger Sub is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland. OP Merger Sub is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. DownREIT Merger Sub is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub has the requisite trust or partnership power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub are wholly-owned Parent Subsidiaries.

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Section 5.2        Authority.

(a)           Each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub is a party, including the Mergers. The execution and delivery of this Agreement by each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub and the consummation by each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Mergers, to the filing of the REIT Merger Articles of Merger with, and acceptance for record of the REIT Articles of Merger by, the SDAT, the filing of the OP Merger Certificate of Merger with, and the acceptance for record of the OP Merger Certificate of Merger by, the SOS and the filing of the DownREIT Merger Certificate of Merger with, and the acceptance for record of the DownREIT Merger Certificate of Merger by, the SOS. This Agreement has been duly executed and delivered by each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub and, assuming due authorization, execution and delivery by Company, Company OP and DownREIT, constitutes a legally valid and binding obligation of each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)          Parent GP and, to the extent required, the limited partners of Parent, have approved and adopted this Agreement, approved the consummation of the Mergers and the other transactions contemplated by this Agreement and taken all actions required for the execution of this Agreement by Parent. In addition, each of (i) the board of trustees of REIT Merger Sub, (ii) Parent (in its capacity as the sole shareholder of REIT Merger Sub), and (iii) REIT Merger Sub (in its capacity as the sole member of the general partner of OP Merger Sub and DownREIT Merger Sub), has taken all actions required for the execution of this Agreement by REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub, as applicable, and to adopt and approve this Agreement and to approve the consummation by REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub, as applicable, of the Mergers and the other transactions contemplated by this Agreement.

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Section 5.3        No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of any organizational or governing document of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub or by which any property or asset of each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, or result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub is a party except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub does not, and the performance of this Agreement by each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the REIT Merger Articles of Merger with, and the acceptance of the REIT Merger Articles of Merger for record by, SDAT pursuant to the MGCL and the MRL, (ii) the filing of the OP Merger Certificate of Merger with, and the acceptance of the OP Merger Certificate of Merger by, the SOS pursuant to the DRULPA, (iii) the filing of the DownREIT Merger Certificate of Merger with, and the acceptance of the DownREIT Merger Certificate of Merger by, the SOS pursuant to the DRULPA, (iv) such filings as may be required in connection with state and local Transfer Taxes, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4        Litigation. Except as individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub or any Parent Subsidiary, and (b) neither Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

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Section 5.5        Information Supplied. None of the information supplied by Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub and the Parent Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof or at the time the Company Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) with respect to any other document to be filed by Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6       Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub for which the Company may become liable.

Section 5.7         Financing; Available Funds; Guarantee; Solvency.

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(a)          On or prior to the date of this Agreement, Parent has received and accepted, and on the date of this Agreement, Parent has delivered to Company (i) true, correct and complete copies of the following (collectively, the “Equity Commitment Letters”): (x) the fully executed equity financing commitment letter dated June 25, 2018, between Parent and certain Sponsors party thereto, and (y) the fully executed equity financing commitment letter, dated June 25, 2018, between Parent and BREIT Operating Partnership L.P. (the Sponsors party to each such letter, collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed, subject only to the terms and conditions thereof, to fund Parent, OP Merger Sub and/or DownREIT Merger Sub with the amounts set forth therein on the Closing Date (the “Equity Financing”), and (ii) a true, correct and complete copy of the fully executed debt commitment letter dated June 25, 2018 from the Financing Sources party thereto, together with any fee letters (subject to customary redaction of fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms required by the Financing Sources which do not affect the conditionality of the Debt Financing or would not reasonably be expected to result in any portion of the Debt Financing contemplated thereby to be unavailable on the date on which the Closing should occur pursuant to Section 2.2) (as permitted to be amended, modified, supplemented or replaced by Section 7.15(a), including any Alternate Financing permitted by 7.15(b), the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide, or cause to be provided, Parent, OP Merger Sub and/or DownREIT Merger Sub with debt financing in amounts set forth therein in connection with the consummation of the Mergers and the transactions contemplated hereby in accordance with the terms hereof (as permitted to be amended, modified, supplemented or replaced after the date of this Agreement in accordance with Section 7.15(a), including by any Alternate Financing permitted pursuant to Section 7.15(b), the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, terminated, repudiated or rescinded or otherwise amended, supplemented or modified in any respect, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated. The Financing Commitments, in the form delivered to Company, constitute the legal, valid and binding obligation of Parent, OP Merger Sub and/or DownREIT Merger Sub and, to the Knowledge of Parent, all other parties thereto, enforceable against Parent, OP Merger Sub and/or DownREIT Merger Sub and, to the Knowledge of Parent, the applicable Equity Investors and Financing Sources, in each case except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general application relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding at equity or law). Parent has fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Financing Commitments on or before the date of this Agreement. There are no side letters or other contracts or arrangements relating to the Financing Commitments related to the funding of the full amount of the Financing other than as expressly set forth in or expressly contemplated by the Financing Commitments or entered into after the date hereof in compliance with Section 7.15. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent, OP Merger Sub and/or DownREIT Merger Sub or, to Parent’s Knowledge, any Financing Source, under any term, or a failure of any condition, of the Financing Commitments or otherwise would or would reasonably be expected to result in any portion of the Financing contemplated thereby to be unavailable on the date on which the Closing should occur pursuant to Section 2.2. Assuming the accuracy of the representations and warranties set forth in this Agreement, the performance in all material respects by Company, Company OP, DownREIT, OP GP and DownREIT GP of their obligations under this Agreement and the satisfaction of the conditions to Closing set forth in Article 8, both before and after giving effect to any fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms, as of the date of this Agreement, Parent does not have any reason to believe that it, OP Merger Sub and/or DownREIT Merger Sub or the Financing Sources would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by Parent, OP Merger Sub and/or DownREIT Merger Sub or the Financing Sources, as applicable. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds of the Financing (both before and after giving effect to any fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms) will be sufficient for Parent to pay all funds necessary on the Closing Date to pay the REIT Merger Consideration, the OP Merger Consideration and the DownREIT Merger Consideration, and to satisfy the obligations of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub required to be paid or satisfied by them at the Closing, as set forth in this Agreement, including in connection with the Mergers and the other transactions contemplated hereby, and all related expenses required to be paid by Parent and the Surviving Entities at the Closing.

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(b)          Each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub acknowledge and agree that their respective obligations hereunder are not contingent upon, or subject to, any conditions regarding the ability of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub to obtain the Financing.

(c)          Concurrently with the execution of this Agreement, Parent has delivered to Company, Company OP and DownREIT the Guarantee executed by certain of the Sponsors, the form of which is attached hereto as Exhibit A, in favor of Company, Company OP, DownREIT, OP GP and DownREIT GP, with respect to certain obligations of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub in connection with this Agreement. The Guarantee is in full force and effect and constitutes a valid and binding obligation of such Sponsors that are parties thereto, enforceable against such Sponsors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, in solvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default on the part of such Sponsors under such Guarantee.

(d)          Assuming (i) satisfaction or waiver of the conditions to Parent’s, REIT Merger Sub’s, OP Merger Sub’s or DownREIT Merger Sub’s obligation to consummate the Mergers, and (ii) the financial estimates, projections or forecasts provided by Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then after giving effect to all of the Mergers and the transactions contemplated hereby, including the Financing, each of Parent and each of the Surviving Entities will be Solvent as of the REIT Merger Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including an estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

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Section 5.8        No Agreements with Company Related Parties. As of the date of this Agreement, none of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub nor any of their respective Affiliates has entered into any agreement (written or oral) with any Affiliate of Company or any of the employees, officers or directors of Company or their Affiliates that is currently in effect or that would become effective in the future (upon consummation of the Mergers or otherwise) that has not been disclosed to the Company.

Section 5.9         Not an Interested Stockholder. Neither Parent nor any Affiliate of Parent is, nor at any time since December 31, 2016 has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Company (as defined in Section 3-601 of the MGCL).

Article 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1         Conduct of Business by Company, Company OP and DownREIT.

(a)          Each of Company, Company OP and DownREIT covenants and agrees that, between the date of this Agreement and the earliest to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company or any Company Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present executive officers, (D) maintain all Company Insurance Policies or substitutes therefor, and (E) maintain the status of Company as a REIT for U.S. federal income Tax purposes.

(b)          Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted by this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)       amend or propose to amend (A) the Company Charter, the Company Bylaws, the Company OP Partnership Agreement or the DownREIT Partnership Agreement, (B) equivalent Organizational Documents of any Company Subsidiary, other than immaterial amendments or amendments to Organizational Documents of inactive Company Subsidiaries, or (C) except to the extent permitted by Section 7.3, waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

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(ii)       split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company, Company OP, DownREIT or any other Company Subsidiary (other than any wholly-owned Company Subsidiary);

(iii)     declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company, Company OP or any Company Subsidiary or other equity securities or ownership interests in Company, Company OP or any Company Subsidiary, except for (A) the declaration and payment of dividends or other distributions by any directly or indirectly wholly-owned Company Subsidiary to its parent entity, (B) distributions by any Company Subsidiary or any other entity in which Company owns an interest that is not wholly-owned, directly or indirectly, by Company, in accordance with the organizational documents of such Company Subsidiary or other entity in which Company owns an interest, (C) any distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code, provided that, in the event of any distribution under this Section 6.1(b)(iii)(C), the REIT Per Share Merger Consideration, the Partnership Per Share Merger Consideration, and the DownREIT Per Share Merger Consideration, as the case may be, shall be decreased by an amount equal to the amount per share of Company Common Stock, per Company OP Unit or per DownREIT Unit, as applicable, so distributed, and (D) to the extent that the Closing has not occurred prior to October 15, 2018, Company, Company OP and DownREIT shall be entitled to declare and pay regular dividends in cash (aggregated and paid quarterly (or, if Closing occurs prior to payment, in accordance with Section 7.9)) in amount not in excess of $0.00435 per calendar day per share of Company Common Stock, Company OP Unit or DownREIT Unit, as applicable;

(iv)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company, Company OP or a Company Subsidiary, other than (A) the redemption or exchange of Company OP Units pursuant to and in accordance with the provisions of the Company OP Partnership Agreement, (B) the redemption or exchange of DownREIT Units pursuant to and in accordance with the provisions of the DownREIT Partnership Agreement, (C) the conversion of LTIP Units into Company OP Units in accordance with the terms of the Company OP Partnership Agreement, and (D) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of the Company Equity Incentive Plan upon termination of employment or service of an award holder;

(v)      except for (A) transactions among Company and one or more wholly-owned Company Subsidiaries or among one or more wholly-owned Company Subsidiaries, (B) as contemplated in Section 6.1(b)(iv), (C) redemptions of Company OP Units for shares of Company Common Stock in accordance with the Company OP Partnership Agreement, (D) redemptions of DownREIT Units for shares of Company Common Stock in accordance with the DownREIT Partnership Agreement, and (E) the conversion of LTIP Units into Company OP Units in accordance with the terms of the Company OP Partnership Agreement, issue, deliver, sell, pledge, dispose, encumber or grant any shares of Company or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company or any of the Company Subsidiaries’ capital stock or other equity interests;

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(vi)     acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property or material amount of other non-real property assets, except (A) acquisitions by Company, Company OP or any wholly-owned Company Subsidiary of or from an existing wholly-owned Company Subsidiary, (B) the pending acquisitions set forth in Section 6.1(b)(vi) of the Company Disclosure Letter (the “Company Pending Acquisitions”), and (C) acquisitions that involve a purchase price in the aggregate of not more than $10,000,000;

(vii)    sell, mortgage, pledge, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or incur any Lien (other than Company Permitted Liens) to, any real property or material amount of other non-real property assets (including by merger, consolidation or acquisition of stock or assets), except (A) Company Permitted Liens, incurred in the ordinary course of business consistent with past practice, and (B) sales, transfers or other dispositions by the Company or any wholly-owned Company Subsidiary, with, to or from any wholly-owned Company Subsidiary;

(viii)   incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company, Company OP or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (A) Indebtedness incurred under the Revolving Credit Facility and the Unsecured Term Loan, in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $5,000,000,and (D) refinancing of existing Indebtedness, which refinancing Indebtedness shall be in an amount not to exceed the amount of Indebtedness refinanced thereby, plus accrued and unpaid interest, customary fees and expenses relating thereto, and for which the cost of prepayment as of the Closing shall not be greater than that of the Indebtedness being refinanced; provided that this clause (D) shall not permit Company, Company OP or any of the Company Subsidiaries, as applicable, to refinance Indebtedness under the Revolving Credit Facility, the Unsecured Term Loan or the Senior Notes or the Indebtedness described on Section 6.1(b)(viii) of the Company Disclosure Letter;

(ix)      make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) loans, advances or capital contributions to, or investments in Company, Company OP or a Company Subsidiary, (B) loans, advances or investments required to be made under any of the Company Ground/Property Leases or any existing joint venture arrangements to which a Company Subsidiary is a party as of the date of this Agreement, and (C) investments permitted pursuant to Section 6.1(b)(vi);

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(x)       (1) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (other than any Company Material Contract solely under clause (xii) of Section 4.18) (or any contract that, if existing as of the date of the Agreement, would be a Company Material Contract (other than solely pursuant to clause (xii) of Section 4.18)), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by Company, Company OP or any Company Subsidiary, or (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Company, Company OP or any Company Subsidiary is a party as required or necessitated by this Agreement or transactions contemplated hereby (provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Company, Company OP or any Company Subsidiary), or (2) enter into any new Company Ground/Property Leases that, in the aggregate, require payments during the first one year period of such Company Ground/Property Leases, collectively, of more than $15,000,000 or terminate, modify or amend any Company Ground/Property Leases in any manner that is materially adverse to Company or the Company Subsidiaries;

(xi)      waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve payments individually not in excess of $750,000, or in the aggregate, not in excess of $2,500,000, in each case, in excess of applicable insurance proceeds,  (B) do not involve the imposition of injunctive relief against Company, Company OP or any Company Subsidiary, the Partnership Surviving Entity, the DownREIT Surviving Entity or the REIT Surviving Entity, and (C) do not provide for any admission of material liability by Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes;

(xii)     (A) hire or terminate (without cause) any non-executive employee or service provider with an aggregate annual compensation opportunity of more than $200,000, executive officer or director of Company, Company OP or any Company Subsidiary or appoint any Person to a position of executive officer or director of Company, Company OP or any Company Subsidiary (other than in connection with the election of directors by the Company’s stockholders at the Company’s annual meeting), (B) except (I) as provided in Section 7.14,or (II) for increases required under any Company Benefit Plan in effect as of the date of this Agreement, under applicable Law or contemplated by this Agreement, increase in any manner the amount, rate or terms, or accelerate the timing of payment, vesting or funding, of compensation or benefits of any of Company’s current or former service providers, or (C) except as provided in Section 7.14, enter into, adopt, terminate, fund or materially amend any employment, bonus, severance or retirement contract or other compensation arrangement or Benefit Plan;

(xiii)    grant to any officer, director, employee or other service provider the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee (other than with respect to new hires or in connection with a promotion), in each case, except as provided in Section 7.14;

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(xiv)   fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2018, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)    enter into any new line of business;

(xvi)   fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xvii)  enter into or modify in a manner materially adverse to Company, Company OP or DownREIT any Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law, or (B) to the extent necessary (x) to preserve Company’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Company to fail to qualify as a REIT;

(xix)   adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) or for dissolutions or liquidations of immaterial Company Subsidiaries;

(xx)     form any new funds or joint ventures;

(xxi)   except (A) pursuant to Company’s budget set forth in Section 6.1(b)(xxi) of the Company Disclosure Letter, and (B) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Real Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided that if the nature of such emergency renders prior notice to Parent impracticable, Company shall provide notice to Parent as promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $2,000,000 individually, or $7,000,000 in the aggregate;

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(xxii)  amend or modify the compensation terms or any other obligations of Company contained in the engagement letter with its financial advisor in a manner materially adverse to Company, Company OP or any Company Subsidiary, the REIT Surviving Entity, Partnership Surviving Entity or DownREIT Surviving Entity or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii)  except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement on or prior to the Outside Date;

(xxiv)  enter into any contract, agreement, commitment or arrangement between Company, Company OP or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, on the other hand; or

(xxv)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company, Company OP or DownREIT from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary for Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or other distribution payments to stockholders of Company, holders of Company OP Units or holders of DownREIT Units in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii) or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be.

Section 6.2        No Control of Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company, Company OP, DownREIT or any of Company’s, Company OP’s or DownREIT’s operations prior to the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time. Prior to the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, each of Company, Company OP and DownREIT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

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Article 7
ADDITIONAL COVENANTS

Section 7.1         Preparation of the Proxy Statement; Stockholder Meeting.

(a)          As promptly as reasonably practicable and, in any event, no later than the 30th calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) following the date of this Agreement, Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. Parent shall (x) furnish all information concerning itself, its Affiliates and the holders of its capital stock to Company as required, or reasonably requested by Company, to be set forth in the Proxy Statement, and (y) provide such other assistance as may be reasonably requested by Company in connection with the preparation, filing and distribution of the Proxy Statement. Parent shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Company agrees, as to it and the Company Subsidiaries, that at the date of mailing to its stockholders and at the time of the Company Stockholder Meeting (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company shall promptly, and in any event within 48 hours, notify Parent of the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and shall advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall cooperate and provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and consider Parent’s comments in good faith.

(b)          If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.5 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

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(c)          As promptly as practicable following clearance of the Proxy Statement by the SEC, Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided that such record date shall not be more than 90 days and not less than ten days prior to the established date of the Company Stockholder Meeting. As soon as reasonably practicable following the establishment of the record date for the Company Stockholder Meeting, Company shall cause the definitive Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting. Company shall, through the Company Board, recommend to its stockholders that they provide the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of soliciting, and for the times reasonably necessary to solicit, additional proxies and votes in favor of the REIT Merger and the other transactions contemplated hereby; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law), or (ii) more than one hundred twenty (120) days following the record date established in accordance with this Section 7.1(c).

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Section 7.2        Access to Information; Confidentiality.

(a)          During the Interim Period, to the extent permitted by applicable Law and obligations under contracts entered into prior to the execution of this Agreement, and subject to the reasonable restrictions and procedures imposed from time to time upon advice of counsel, Company, Company OP and DownREIT shall, and shall cause each of Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records and, during such period, each of Company, Company OP and DownREIT shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2(a) is made, and Parent may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4, and no investigation under this Section 7.2(a) or otherwise shall affect any rights and remedies of any Party with respect to the representations and warranties of Company, Company OP or DownREIT contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Company, Company OP nor DownREIT shall be required by this Section 7.2(a) to provide Parent or its Representatives with access to or to disclose information (A) to the extent subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Company, Company OP or DownREIT has used commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would breach, violate or contravene any Law applicable to Company, Company OP, DownREIT or any of their Representatives, (C) that would result in a competitor of Company or any Company Subsidiary receiving information that is competitively sensitive, or (D) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to Company, Company OP or the Company Subsidiaries (it being understood that the Parties shall, to the extent practicable, take actions such as entering into joint defense agreements in order to permit the sharing of such information without the loss of privilege). Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of Company, Company OP and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, Parent shall not, and shall cause its respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which Company or any Company Subsidiary has a business relationship (including developers, colleges and universities, tenants and subtenants) regarding the business of Company and the Company Subsidiaries or this Agreement and the transactions contemplated hereby, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed except that, during the 30-day period commencing on the date hereof, such consent may be withheld in Company’s sole and absolute discretion) and Company shall have the right, at its election, to review or participate in all such communications, as applicable (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent and its Representatives and Affiliates from contacting such parties in pursuing the business of Parent operating in the ordinary course not related to this Agreement or the transactions contemplated hereby).

(b)          Parent will hold, and will cause its Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

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Section 7.3        Company Acquisition Proposals.

(a)          Except as permitted by, and subject to, Section 7.3(b), Section 7.3(d) and Section 7.3(f), from the date of this Agreement until the earlier of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, Company, Company OP and DownREIT shall not, and shall cause the Company Subsidiaries not to, and shall not authorize (and shall use commercially reasonable efforts to cause the Representatives of Company, Company OP or any of the Company Subsidiaries not to), directly or indirectly through another Person, (i) solicit, initiate, seek or knowingly encourage or facilitate any inquiry, discussion, request, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, discussion, request, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations or discussions regarding, or furnish to any Person other than Parent or its Representatives, any non-public information or data with respect to any Company Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case, related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement pursuant to Section 7.3(b)) or requiring or having the effect of requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Mergers (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Subject to the other provisions of this Section 7.3, from and after the date of this Agreement, Company agrees that it shall, and shall cause each of the Company Subsidiaries and shall direct its and their respective Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal.

(b)          Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Company’s compliance with this Section 7.3 (other than Section 7.3(a)), if, prior to obtaining the Company Stockholder Approval, (i) Company or any Company Subsidiary receives an unsolicited written Company Acquisition Proposal made by a third party after the date of this Agreement that the Company Board believes in good faith to be bona fide, (ii) such Company Acquisition Proposal was not the result of a violation of this Section 7.3 (provided that the Parties agree that Company and the Company Board may inquire with a third party making any such Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal), and (iii) the Company Board determines in good faith (after consultation with outside counsel and the Company’s financial advisor) that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then Company may (and may authorize the Company Subsidiaries and their Representatives to) (x) furnish non-public information with respect to Company, Company OP and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or as promptly as practicable after it is provided to such Person (but in any event within 48 hours thereafter), and (y) engage in discussions and participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal in any manner that the Company Board deems appropriate in its sole and absolute discretion.

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(c)          Except as provided in Section 7.3(d), the Company Board (i) (A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the REIT Merger or any of the other transactions contemplated hereby, (B) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal or (C) shall not fail to include in the Proxy Statement a recommendation that the Company’s stockholders provide the Company Stockholder Approval (each such action set forth in this Section 7.3(c)(i) being referred to herein as a “Company Adverse Recommendation Change”), and (ii) shall not cause or permit Company, Company OP or any of the Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement pursuant to Section 7.3(b)).

(d)          Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) make a Company Adverse Recommendation Change (and may thereafter and following the termination of this Agreement pursuant to Section 9.1 cause or permit Company, Company OP or any of the Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to an unsolicited written bona fide Company Acquisition Proposal), if (A) such Company Acquisition Proposal was not the result of a violation of this Section 7.3 and such Company Acquisition Proposal is not withdrawn, and (B) the Company Board has determined in good faith (after consultation with outside counsel and the Company’s financial advisors and taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to subsection (y) below) that such Company Acquisition Proposal constitutes a Company Superior Proposal and (after consultation with outside counsel) that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the duties of the members of the Company Board under applicable Law; and (ii) make a Company Adverse Recommendation Change if, in the absence of a Company Acquisition Proposal, (A) a Company Intervening Event has occurred, and (B) the Company Board determines in good faith (after consultation with outside counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to subsection (y) below) that the failure to make such Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the duties of the members of the Company Board under applicable Law; so long as, in each case ((i) and (ii)), (x) four Business Days prior to making any such Company Adverse Recommendation Change, Company has notified Parent in writing that the Company Board intends to make a Company Adverse Recommendation Change in connection with a Company Superior Proposal or a Company Intervening Event (each, a “Company Change Notice”) and which Company Change Notice shall specify, in a case where such Company Change Notice relates to a Company Superior Proposal, the identity of the party who made such Company Superior Proposal and all of the material terms and conditions of such Company Superior Proposal and attach a copy of the most current version of the related Company Alternative Acquisition Agreement, and, in a case where such Company Change Notice relates to a Company Intervening Event, a description of such Company Intervening Event, and (y) during the four Business Day period beginning on the date of delivery of the applicable Company Change Notice to Parent, Company shall have offered to negotiate with (and, if accepted, negotiated, and caused its Representatives to negotiate, in good faith with) Parent (to the extent that Parent desires to negotiate) in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal (provided that any amendment, supplement or modification to any Company Acquisition Proposal shall be deemed a new Company Acquisition Proposal and Company may not terminate this Agreement pursuant to Section 9.1 or make a Company Adverse Recommendation Change pursuant to clause (i) of this Section 7.3(d) unless Company has again complied with the requirements of this Section 7.3(d) with respect to each such new Company Acquisition Proposal including sending a Company Change Notice with respect to each such new Company Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(y)(1) with respect to any revised Company Acquisition Proposal shall be two Business Days, instead of four Business Days)), and (2) in circumstances not involving a Company Acquisition Proposal, as may be proposed by Parent.

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(e)          In the event that Company, Company OP, any other Company Subsidiary or any of their respective Representatives receives from a Person or group of related Persons a Company Acquisition Proposal or any request for nonpublic information regarding Company, Company OP or any other Company Subsidiary from a third party that informs Company that it is making or intends to make a Company Acquisition Proposal, Company shall promptly (but in no event more than 48 hours following receipt of such Company Acquisition Proposal or such request for information) notify Parent of the receipt of such Company Acquisition Proposal or such request for information. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Company Acquisition Proposal, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal, or, if not made in writing, a written description of the material terms thereof, provided that Company shall not be required to provide any such information to Parent to the extent that such disclosure is prohibited by the terms of any confidentiality agreement between Company and any such Person entered into prior to the date hereof, provided further that Company shall not be entitled to furnish any additional nonpublic information to or enter into any discussions or negotiations with any such Person submitting any such Company Acquisition Proposal as otherwise permitted by Section 7.3(b) (other than to request a waiver of any confidentiality restrictions limiting the provision of such information to Parent) prior to the provision of such information to Parent. Company shall keep Parent reasonably apprised, on a reasonably current basis, of any material developments with respect to discussions and negotiations concerning any such Company Acquisition Proposal, including by providing a copy of all amendments to such Company Acquisition Proposal and drafts of proposed agreements in respect of such Company Acquisition Proposal. None of Company, Company OP, or any other Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

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(f)          Nothing contained in this Section 7.3 shall prohibit Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act pending disclosure of its position thereunder, or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with the duties of the members of the Company Board under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change); provided, however, that (A) neither Company nor the Company Board shall be permitted to recommend that the stockholders of Company tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect a Company Adverse Recommendation Change with respect thereto, except as permitted by Section 7.3(d) and (B) any such disclosure that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board, in connection with such communication, publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or such disclosure refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.

(g)          For purposes of this Agreement:

(i)       “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture (other than joint ventures in the ordinary course), transfer or disposition or similar transaction, (A) of assets or businesses of Company, Company OP and the Company Subsidiaries, taken as a whole, (x) that generate 20% or more of the net revenues or net income of Company, Company OP and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (y) that represent 20% or more of the consolidated total assets (based on fair market value) of Company, Company OP and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 20% or more of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company (including through any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Company, Company OP or DownREIT), or (C) any combination of the foregoing, in each case ((A) through (C)), other than the Mergers and the other transactions contemplated by this Agreement.

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(ii)       “Company Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Company Board after the date of this Agreement that (x) affects the business, assets or operations of Company or the Company Subsidiaries, (y) was not known to, or reasonably foreseeable by, the Company Board (assuming consultations with appropriate officers and Representatives of Company) on the date of this Agreement, and (z) becomes known to the Company Board prior to receipt of the Company Stockholder Approval; provided, however, that (i) the receipt, existence of or terms of a Company Acquisition Proposal shall not constitute, or be considered in determining whether there has been, a Company Intervening Event, and (ii) a change in the market price or trading volume of the equity or debt securities of Company or Company OP or of the equity or credit ratings or the ratings outlook for Company or any of the Company Subsidiaries by any applicable rating agency shall not (in and of themselves) constitute a Company Intervening Event (provided further that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

(iii)       “Company Superior Proposal” means any bona fide written Company Acquisition Proposal made by a third party after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 80%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that, if consummated, would be more favorable to the stockholders of Company, taken as a whole, from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal).

(iv)       Other than in the ordinary course of business and unrelated to any Company Acquisition Proposal, Company and the Company Board shall not take any actions to exempt any person from the “Common Stock Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.3(d).

(v)        References in this Section 7.3 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof, and (b) Company outside counsel shall mean, as applicable, outside counsel to Company or a duly authorized committee thereof.

(vi)       Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the REIT Merger prior to the termination of this Agreement in accordance with its terms.

Section 7.4        Public Announcements. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant to and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties hereto shall consult with each other before issuing any press release, or otherwise making any public statements or filings, with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing (nor shall any Party consent to the issuance of any such press release by any other Person or the making of any such public statement or filing by any other Person) prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if the Party issuing such press release or making such public statement has provided the other Party with an opportunity to review and comment to the extent reasonably practicable. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

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Section 7.5         Indemnification; Directors’ and Officers’ Insurance.

(a)          Without limiting any additional rights that any manager, director, officer, trustee, agent, fiduciary, advisor or person acting in similar capacity may have under applicable Law, any indemnification agreement or under the Company Charter, the Company Bylaws, the Company OP Partnership Agreement, the DownREIT Partnership Agreement or, if applicable, similar Organizational Documents or agreements of any Company Subsidiary, from and after the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, as applicable, each of Parent, the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or will be during the period from the date hereof through the date of the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, as applicable, serving as a manager, director, officer, trustee, fiduciary or person acting in similar capacity of Company, Company OP, DownREIT or any of the Company Subsidiaries (collectively, the “Indemnified Parties”), to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case, without the requirement of any bond or other security, but subject to (A) the REIT Surviving Entity’s, the Partnership Surviving Entity’s, and the DownREIT Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified, and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party’s compliance with the standard of conduct required herein; provided that the Partnership Surviving Entity, the DownREIT Surviving Entity and the REIT Surviving Entity shall not be liable for any amounts paid in settlement effected without its prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the REIT Surviving Entity, Partnership Surviving Entity and DownREIT Surviving Entity, as applicable, shall be liable). The indemnification and advancement obligations of the Partnership Surviving Entity, the DownREIT Surviving Entity and the REIT Surviving Entity pursuant to this Section 7.5(a) shall extend to acts or omissions occurring at or before the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, as applicable, and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee or fiduciary of Company, Company OP or any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.5(a), (I) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer, trustee or fiduciary of Company, Company OP or any of the Company Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Company, Company OP or any of the Company Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing at or prior to the Closing, and (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (II) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. The Partnership Surviving Entity, the DownREIT Surviving Entity and the REIT Surviving Entity, as applicable, shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

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(b)          Without limiting the foregoing, each of Parent, the Partnership Surviving Entity, the DownREIT Surviving Entity and the REIT Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing, now existing in favor of the current or former managers, directors, officers, trustees or fiduciaries of the Indemnified Parties as provided in the Organizational Documents and indemnification agreements of Company, Company OP and DownREIT shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Closing, the organizational documents of the Partnership Surviving Entity, the DownREIT Surviving Entity, the REIT Surviving Entity and any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, trustees, agents or fiduciaries of Company, Company OP or any of the Company Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)           For a period of six (6) years after the Closing, as applicable, Parent, the Partnership Surviving Entity, the DownREIT Surviving Entity or the REIT Surviving Entity shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Closing; provided that in lieu of such obligation, (i) Parent, the Partnership Surviving Entity, the DownREIT Surviving Entity or the REIT Surviving Entity, as applicable, may substitute therefor policies of an insurance company with the same or better rating as Company’s, Company OP’s and DownREIT’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof, or (ii) in consultation with Parent and using Parent’s insurance broker, Company may obtain extended reporting period coverage under Company’s, Company OP’s or the applicable Company Subsidiary’s existing insurance programs (to be effective as of the Closing) or purchase a “tail” policy for a period of six (6) years after the Closing through Parent’s insurance broker, as applicable, for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 300% of the most recent annual premiums paid by Company, Company OP, DownREIT or the applicable Company Subsidiary, as applicable, prior to the date of this Agreement for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity, as applicable, shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)           If Parent, the REIT Surviving Entity, the Partnership Surviving Entity, the DownREIT Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.5.

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(e)          Parent, the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity shall pay, to the maximum extent permitted by Law, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f)          The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, Company, Company OP, DownREIT, the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.6        Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Company, Company OP, DownREIT and Parent shall, and shall cause the Company Subsidiaries, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub and the Parent Subsidiaries, respectively, and their respective Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all commercially reasonable actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers, waiting period expirations or terminations, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including, filings with Governmental Authorities, including but not limited to, any filings that may be required under the HSR Act, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.7(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

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(b)           In connection with and without limiting the foregoing Section 7.6(a), each of Parent, Company, Company OP and DownREIT shall use its reasonable best efforts to (or shall cause REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub and the Parent Subsidiaries or the Company Subsidiaries, respectively, to) give any notices to third parties, and each of Parent and Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third party consents not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties hereto shall and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither Company, Company OP, DownREIT nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law and the applicable Governmental Authority, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

Section 7.7        Notification of Certain Matters; Transaction Litigation.

(a)          Company, Company OP, DownREIT and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, Company OP and DownREIT, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

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(b)          Company, Company OP, DownREIT and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, Company OP and DownREIT, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Company, Company OP, DownREIT and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, Company OP and DownREIT, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by Company, Company OP, DownREIT, Parent or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b) or Section 9.1.

(c)          Company, Company OP, DownREIT and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, Company OP and DownREIT, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Company, Company OP, DownREIT and their respective Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Company, Company OP or DownREIT and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8        Section 16 Matters. Prior to the REIT Merger Effective Time, Company shall take all such steps to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 7.9        Dividends. In the event that a distribution with respect to the shares of Company Common Stock, Company OP Units or DownREIT Units permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time, the OP Merger Effective Time or the DownREIT Merger Effective Time, as applicable, and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Company Common Stock, Company OP Units or DownREIT Units, as applicable, on the Closing Date immediately prior to the REIT Merger Effective Time, the OP Merger Effective Time or the DownREIT Merger Effective Time, as applicable.

Section 7.10      Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the REIT Merger.

Section 7.11       Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.

Section 7.12      Tax Opinion and Tax Representation Letter. Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e), and (ii) deliver to Morrison & Foerster LLP, counsel to Company (or, if necessary, other counsel identified in accordance with Section 8.2(e)), a Tax representation letter, dated as of the Closing Date and signed by an officer of Company and Company OP, in form and substance reasonably acceptable to such counsel and Parent, containing representations of Company and Company OP for purposes of rendering the opinion described in Section 8.2(e). On the Closing Date, prior to the Mergers, Company shall deliver to Parent a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the same certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) (including appropriate references that such certification is also provided to satisfy the requirements of Section 1446(f)(2) of the Code).

Section 7.13       Delisting; Deregistration. Prior to the REIT Merger Effective Time, Company and, following the REIT Merger Effective Time, Parent and the REIT Surviving Entity, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of Company Common Stock from the New York Stock Exchange as promptly as practicable after the REIT Merger Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

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Section 7.14        Employee Matters.

(a)          For a period of not less than 12 months after the Closing Date, Parent shall ensure that Greystar or its applicable Affiliate provides to each employee of Company or any of the Company Subsidiaries who continues employment with Parent, the REIT Surviving Entity, the Partnership Surviving Entity, any other Company Subsidiary or Greystar or one of its Affiliates following the REIT Merger Effective Time (including, upon their return to active employment, employees who are not actively at work on account of illness, disability or leave of absence, each, a “Continuing Employee”) with (i) base salary or hourly rate, as applicable, at a rate that is no less favorable than the rate of base salary or hourly rate provided to such Continuing Employee immediately prior to the REIT Merger Effective Time, (ii) an annual target cash bonus opportunity or commission opportunity, as applicable, that is no less favorable than the annual target cash bonus opportunity or commission opportunity, as applicable, provided to such Continuing Employee immediately prior to the REIT Merger Effective Time, (iii) equity-based compensation that is no less favorable than equity-based compensation provided to similarly situated employees of Greystar or its applicable Affiliate, (iv) severance benefits on the terms and conditions of the severance policy of Company or applicable agreement (as set forth on Section 7.14(a)(iv) of the Company Disclosure Letter), and (v) other employee benefits (including paid-time off and health insurance, but excluding equity or equity-based incentives, stay, transaction, change in control or retention bonuses or similar amounts) that are substantially comparable, in the aggregate, to the employee benefits provided to such Continuing Employee immediately prior to the REIT Merger Effective Time. Parent shall provide to each employee of Company, Company OP or any other Company Subsidiary who is not a Continuing Employee (as determined by Parent in its sole discretion) (each, a “Non-Continuing Employee”) with severance pay in an amount equal to one times such Non-Continuing Employee’s annual base salary (determined as of the Closing Date) in accordance with the severance policy of Company or, if greater, as set forth in the applicable agreement (as set forth on Section 7.14(a)(iv) of the Company Disclosure Letter). To the extent that the termination of employment of any employee of the Company or any Company Subsidiary who is a Non-Continuing Employee results in or contributes to the existence of a qualifying event under any WARN Act, Parent shall be responsible for all notice and payment requirements under such WARN Act.

(b)          Parent shall cause Greystar or one of its Affiliates to ensure that, as of the REIT Merger Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement (or the cash value thereof, to the extent required by applicable Law) and severance benefits) for service with Company, Company OP and/or the Company Subsidiaries (or predecessor employers to the extent that Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Greystar or one of its Affiliates in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  As of the REIT Merger Effective Time, Parent shall ensure that Greystar or one of its Affiliates credits Continuing Employees with the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the REIT Merger Effective Time. With respect to each health or welfare benefit plan maintained by Greystar or one of its Affiliates for the benefit of Continuing Employees (each, a “Parent Benefit Plan”), Parent shall (i) use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements, actively at work requirements and the application of any pre-existing condition limitations under such plan, subject to the governing terms of the applicable Parent Benefit Plan, (ii) subject to Parent’s receipt of the information and documentation required by the administrator of the applicable Parent Benefit Plan, use commercially reasonable efforts to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Company Benefit Plan during the plan year of such Company Benefit Plan in which occurs the later of the REIT Merger Effective Time and the Continuing Employee’s commencement of participation in such Parent Benefit Plan, subject to the governing terms of the applicable Parent Benefit Plan, and (iii) to the extent that any Continuing Employee (including on behalf of his or her spouse, domestic partner and dependents) (A) does not receive full recognition for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses in accordance with the immediately preceding clause (ii) and (B) provides reasonably adequate documentary evidence of the expenses incurred, cause Greystar or one of its Affiliates to reimburse such Continuing Employee for the amount of any such out-of-pocket expenses (excluding co-payments that do not apply to deductibles) incurred by such Continuing Employee and his or her dependents between the REIT Merger Effective Time and December 31, 2018 that (I) were not so recognized and (II) would have been in excess of such Continuing Employee’s out-of-pocket maximum under the applicable Company Benefit Plan for the plan year in which the REIT Merger Effective Time occurs.

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(c)           At the Closing, Parent shall ensure that Greystar or its applicable Affiliate pays (A) to each Non-Continuing Employee, such Non-Continuing Employee’s annual bonus for 2018 at 100% of target for 2018 (without proration), and (B) to each Continuing Employee, the portion of such Continuing Employee’s annual bonus for 2018 (at 100% of target) equal to the full amount of such Continuing Employee’s annual bonus for 2018 (at 100% target), multiplied by a ratio with the numerator being the number of weeks that have elapsed during calendar year 2018 through the date of Closing and the denominator being 52. In addition, Parent shall ensure that Greystar or its applicable Affiliate pays any portion of such Continuing Employee’s annual bonus for 2018, that has not been paid as of the REIT Merger Effective Time, (i) at 100% of target for 2018, and (ii) no later than February 15, 2019; provided, however, that in the event that any Continuing Employee is terminated by the Company without cause prior to such payment date, then Parent shall ensure that Greystar or its applicable Affiliate pays to such Continuing Employee (at the time of his or her departure) the remainder of his or her annual 2018 bonus (at 100% of target for 2018).

(d)          Parent shall cause Greystar or one of its Affiliates to honor in accordance with their terms those written employment, severance, retention, incentive, change in control and termination plan and agreements (including any change in control provisions therein) set forth in Section 7.14(d) of the Company Disclosure Letter.

(e)          If directed by Parent in writing at least ten Business Days prior to the REIT Merger Effective Time, Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the REIT Merger Effective Time. In the event that Parent requests that such plan(s) be terminated, Company shall provide Parent with evidence that such plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).  Furthermore, if directed by Parent in writing at least ten Business Days prior to the REIT Merger Effective Time, Company shall help effectuate any amendment, consent or assignment needed to ensure that the Company Benefit Plans are transferred to the REIT Surviving Entity, Greystar or an Affiliate, as applicable.

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(f)           Company shall terminate the Company Deferred Compensation Plan no later than the Business Day immediately preceding the REIT Merger Effective Time. To the extent that any amounts due upon termination of the Company Deferred Compensation Plan remain unpaid immediately following the REIT Merger Effective Time, Parent shall ensure that Greystar or one of its Affiliates pays such amount to the applicable participant in the Company Deferred Compensation Plan his or her remaining account balance under the Company Deferred Compensation Plan. Parent shall not revoke the Rabbi Trust Agreement applicable to the Company Deferred Compensation Plan until all payments described in the preceding sentence have been made.

(g)          Except as otherwise agreed to by the Parties hereto in writing, promptly following the date of this Agreement, upon confirmation by Parent prior to such action being taken, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions (the form and substance of which shall be subject to review and reasonable approval by Parent) and take such other necessary actions such that (i) with respect to any Option (as such term is defined in the Company ESPP) outstanding as of the date of this Agreement under the Company ESPP, such Option shall be deemed to have been exercised upon the earlier to occur of (A) the day that is 30 days prior to the REIT Merger Effective Time or (B) the date on which such Option would otherwise be exercised, and no additional Options shall be granted under the Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to increase the amount of his, her or its rate of payroll deductions thereunder from the rate in effect as of the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; and (iv) subject to the consummation of the REIT Merger, the Company ESPP shall terminate, effective immediately prior to the REIT Merger Effective Time.

(h)          Except to the extent otherwise determined by Parent and communicated in writing at least ten Business Days prior to the REIT Merger Effective Time, (i) the Company Equity Incentive Plan shall terminate as of the REIT Merger Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be cancelled as of the REIT Merger Effective Time, and (ii) the Company shall ensure that, following the REIT Merger Effective Time, no participant in the Company Equity Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, any Company Subsidiary, or any of the Surviving Entities.

(i)           Nothing in this Section 7.14 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or termination of any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, including, following the consummation of the transactions contemplated by this Agreement, any Company Benefit Plan, (iii) create a right in any employee or any other Person to employment with Parent, the REIT Surviving Entity, or any of their Affiliates, (iv) create any third-party beneficiary rights in any employee of Company, Company OP or any of the Company Subsidiaries or any other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or Company or under any benefit plan which Parent, Company or the REIT Surviving Entity or an Affiliate may maintain.

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Section 7.15       Financing.

(a)          Each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall use, and shall cause the Parent Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “market flex” provisions) described in the Financing Commitments (and any related fee letter), and shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Financing Commitments if such amendment, supplement, replacement modification or waiver (i) with respect to the Financing Commitments, reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (A) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available at Closing to fund such fees or original issue discount and (B) after giving effect to such reduction and any of the transactions referred to in clause (A) above, the representation and warranty set forth in Section 5.7 shall be true and correct in all material respects), or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing in a manner that makes them more onerous to satisfy on the Closing Date, or (iii) expands, amends or modifies any other provision of the Financing Commitments, in each case, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the full amount of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent or OP Merger Sub to enforce its rights against the parties to the Debt Commitment Letter (provided that (1) subject to compliance with clauses (i), (ii) and (iii) above and the other provisions of this Section 7.15(a), Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub may amend the Debt Commitment Letter to add lenders, lead and other arrangers, bookrunners, syndication and other agents and other similar entities that have not executed the Debt Commitment Letter as of the date hereof so long as such added lenders, lead and other arrangers, bookrunners, syndication and other agents and other similar entities are reasonably acceptable to the Company (it being acknowledged and agreed that the list of lenders, lead and other arrangers, bookrunners, syndication and other agents and other similar entities set forth on Exhibit C to the Debt Commitment Letter, or their respective Affiliates, are deemed reasonably acceptable to the Company and do not require the Company’s consent), (2) subject to compliance with Section 7.15(h), Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub may amend the Equity Commitment Letters (to the extent permitted therein to be amended in accordance with Section 7.15(h) hereof) and the Guarantee to add or substitute additional Equity Investors, and (3) subject to compliance with Section 7.15(b) below, Parent may replace all or any part of the Debt Financing with Alternate Financing). Parent shall promptly deliver to Company copies of any amendment, supplement, waiver, consent, modification or replacement in respect of the applicable Equity Commitment Letter and the Debt Commitment Letter and, at the written request of Company, provide Company with such information and documentation as shall be reasonably requested by Company to allow Company to monitor the progress of such financing activities (subject to compliance by Parent with any confidentiality provisions or restrictions set forth in the Debt Commitment Letter or the definitive documents relating to the Debt Financing). Subject in each case to Parent’s obligation and right with respect to adding or substituting additional Equity Investors in accordance with Section 7.15(h) and additional lenders, arrangers, bookrunners and agents as set forth above and any Alternate Financing set forth in Section 7.15(b) below, Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Equity Financing or Debt Financing without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the Equity Investors under the Equity Commitment Letters or of Financing Sources under the Debt Commitment Letter.

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(b)          Each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms (including the market “flex” provisions), and subject only to the conditions set forth in, the Financing Commitments, including using reasonable best efforts (i) to maintain in full force and effect the Financing Commitments (subject to the right to enter into Alternate Financing set forth below); (ii) to promptly negotiate and enter into on the Closing Date definitive agreements with respect to the Debt Financing on the terms and conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “market flex” provisions) contained in the Financing Commitments, in each case subject to the requirements and restrictions in Section 7.15(a); (iii) to satisfy (or seek a waiver of) all conditions to funding in the Financing Commitments, any related fee letter and such definitive agreements relating thereto and in the Equity Commitment Letters and to consummate the Financing at or prior to the Closing; (iv) not take any action, or omit to take any action, that would reasonably be expected to prevent, materially delay, or prohibit the funding of the Debt Financing at Closing; and (v) enforce its rights under the Debt Commitment Letter and the definitive agreements (if any) with respect thereto; provided, for purposes of this Section 7.15, “reasonable best efforts” shall not require Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub to commence litigation against the Financing Sources and no provision hereof shall be deemed to require Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub to commence litigation against the Financing Sources. Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall give Company reasonably prompt written notice (and in any event within two Business Days) (A) of any breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing of which Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub becomes aware, (B) of the receipt of any written notice from any Financing Source with respect to any material dispute or disagreement between or among any parties to any of the Financing Commitments or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (C) if at any time for any reason Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments or definitive agreements related to the Financing. Upon the request of Company, Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall reasonably promptly provide any information reasonably requested by Company and reasonably available relating to any circumstance referred to in the immediately preceding sentence, except to the extent providing such information is protected by attorney-client privilege or would result in the breach of any confidentiality obligations. If any portion of the Debt Financing otherwise becomes unavailable and such portion is required to pay all amounts required to be paid in connection with the Mergers and the transactions contemplated by this Agreement (including to fund the REIT Merger Consideration, the OP Merger Consideration and the DownREIT Merger Consideration, to repay or refinance the debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and to pay all other fees, expenses and other amounts contemplated to be paid by Parent, the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity pursuant to this Agreement and the Financings), or (z) Parent elects or desires to replace all or any portion of the Debt Financing, then, in each case, Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing (any such financing, “Alternate Financing”) from alternative sources in an amount sufficient to consummate the Mergers, the Financing and the transactions contemplated by this Agreement and the Financing Commitments (including payment of the REIT Merger Consideration, the OP Merger Consideration, the DownREIT Merger Consideration, repayment or refinancing of debt of Company, Company OP and the Company Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and all other fees, expenses and other amounts contemplated to be paid by Parent, the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity pursuant to this Agreement and the Financing) with terms and conditions that are in compliance with Section 7.15(a) of this Agreement as promptly as reasonably practicable following the occurrence of such event. Parent shall keep Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange any Alternate Financing. Parent shall deliver to Company true, correct and complete copies of all agreements, arrangements or understandings (including engagement letters, side letters and fee letters (subject to customary redaction of fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms required by the Financing Sources which do not affect the conditionality of the Debt Financing or would not reasonably be expected to result in any portion of the Financing contemplated thereby to be unavailable on the date on which the Closing should occur pursuant to Section 2.2)) related to any such alternative Debt Financing.

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(c)          Subject to applicable Law, prior to the Closing Date, Company shall use its commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause each of the Company Subsidiaries and each of its officers, directors, employees, agents, attorneys, accountants and advisors to provide, to Parent, the REIT Surviving Entity, the Partnership Surviving Entity or the DownREIT Surviving Entity and their Affiliates and any transferees of assets in connection with any Asset Transfer (the “Asset Transferees”), in each case, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Debt Financing and/or any debt financing to be obtained by the applicable asset transferees in connection with any Asset Transfer (the “Asset Financing”), in each case, to be effective at or following the Closing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company or the Company Subsidiaries), including using commercially reasonable efforts to (i) cause the Company’s senior management teams, with appropriate seniority and expertise, upon reasonable notice and at reasonable times, participate in a reasonable number of due diligence sessions, rating agency presentations, meetings and presentations with prospective lenders, (ii) assist with, and designate one or more members of appropriate personnel of Company to, on reasonable notice and at reasonable times, participate in, the preparation of customary offering and syndication documents and materials, including bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations and similar documents and materials, in connection with the Financing or the Asset Financing, and provide reasonable and customary authorization letters to the Financing Sources and any financing sources in respect of the Asset Financing (the “Asset Financing Sources”) authorizing the distribution of information to prospective lenders and containing customary information, and identifying the portion of any such information that constitutes material non-public information, (iii) furnish Parent reasonably promptly following Parent’s reasonable request (which request shall state with reasonable specificity the information requested) with (A) the historical financial statements of Company as may be required by the Financing Sources or the Asset Financing Sources in connection with the Debt Financing or the Asset Financing (subject to the immediately following proviso, the “Required Financial Information”); provided that in no event will the Required Financial Information be deemed to include or shall Company otherwise be required to provide projections, pro forma financial statements or pro forma adjustments related to the Debt Financing or the Asset Financing, and (B) property-level financial information and updates thereto, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources and the Asset Financing Sources for any debt raised by Parent or the Asset Transferees  to complete the Mergers, (v) request Company’s independent auditors to cooperate with Parent’s independent auditors and the Asset Transferee’s independent auditors, participate in accounting due diligence sessions and use reasonable efforts to obtain accountant’s comfort letters and consents from Company’s independent auditors, (vi) assist in the preparation of the Financing agreements, the Asset Financing agreements and related definitive documents including certificates, as may be requested by Parent or the Asset Transferees, (vii) cooperate with Parent and the Asset Transferees in connection with the repayment in connection with Closing of each Existing Loan set forth on Section 7.15(c)(vii) of the Company Disclosure Letter including delivering such payoff, or similar notices under such Existing Loans as requested by Parent or the Asset Transferees, (viii) to the extent constituting a condition precedent under the Debt Commitment Letter, use commercially reasonable efforts to facilitate the pledging of collateral in connection with the Debt Financing; provided that no such action shall be effective until the Closing, (ix) at least five Business Days prior to the Closing, to the extent requested in writing by the Parent at least ten Business Days prior to the Closing, provide the documentation and other information about Company and the Company Subsidiaries as is reasonably requested with respect to applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations including the USA PATRIOT Act, (x) cooperate with providing financial and property information reasonably requested in connection with the Financing and the Asset Financing, including updates to information previously provided to the Financing Sources and Asset Financing Sources and property-level financial information, (xi) assist with the preparation and provision of such ALTUS reports as Parent may reasonably request, and (xii) take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent or the Asset Transferees to permit the consummation of the Financing and the Asset Financing and to permit the proceeds thereof to be made available at the Closing. Notwithstanding anything to the contrary in this Section 7.15(c), (1) nothing will require cooperation to the extent it would interfere unreasonably with the business or operations of Company, Company OP or any of the other Company Subsidiaries or otherwise be in conflict with applicable law or would conflict with or violate any Organizational Document of Company or any Company Subsidiary or any agreement or Company Material Contract to which Company, Company OP or any of the other Company Subsidiaries is party; (2) (x) nothing will require Company, Company OP or any of the other Company Subsidiaries or their respective directors, officers, managers, employees or other Representatives to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing or the Asset Financing (other than with respect to the reasonable and customary authorization and representation letters referred to above), and (y) no obligation of Company, Company OP or any of the other Company Subsidiaries under any certificate, document or contract (other than with respect to the authorization and representation letters referred to above) will be effective until the Closing and, none of Company, Company OP or any of the other Company Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing or the Asset Financing, prior to the Closing that is not reimbursed, if requested, concurrently therewith by Parent or OP Merger Sub pursuant to Section 7.15(g); (3) none of the board of directors (or equivalent bodies) of Company, Company OP or any other Company Subsidiary will be required to adopt or enter into any resolutions or take similar action approving the Financing or the Asset Financing (except that substantially concurrently with the Closing the board of directors (or their equivalent bodies) of the Surviving Entities (but not including the Board of Directors of the Company prior to the Closing) and their subsidiaries may execute written consents (dated as of the Closing Date) or take similar actions that do not become effective until immediately after giving effect to the Closing); and (4) no action will be required to be taken that would reasonably expect to cause any director, officer, employee or other Representative of Company or any Company Subsidiary to incur any personal liability relating to the Financing or that would violate any provision of any Organizational Document.  Notwithstanding anything to the contrary contained herein, Parent shall use its reasonable best efforts to cause each of the Asset Transferees to use their reasonable best efforts not to take any action, or omit to take any action, that would reasonably be expected to prevent or delay the Closing and in no event shall Company, Company OP, OP GP, DownREIT or DownREIT GP be required to take any action under this Section 7.15(c) that would be inconsistent with such obligation. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.15(c) represent the sole obligation of Company and the Company Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the Financing, the Asset Financing and/or any arrangement of any modifications thereto or any additional financing. None of the representations, warranties or covenants of Company, Company OP, OP GP, DownREIT or DownREIT GP set forth in this Agreement shall be deemed to apply to, or deemed to be breached or violated by, any of the actions taken by Company, any Company Subsidiary or any Representative thereof at the request of Parent pursuant to this Section 7.15(c).

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(d)          The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage Company, Company OP, any of the Company Subsidiaries or any of their respective Affiliates or Representatives or the reputation or goodwill of any such Person.

(e)          To the extent permissible under the terms of the applicable series of Senior Notes, Company and the Company Subsidiaries shall, if requested by Parent and at Parent’s sole cost and expense, use their commercially reasonable efforts to provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with a redemption or prepayment of one or more series of Senior Notes and the satisfaction and discharge under the applicable indentures governing such series of Senior Notes, in each case, effective no earlier than the Closing, including using commercially reasonable efforts to take such actions (at the sole cost and expense of Parent) as may be required under the terms of the applicable series of Senior Notes to effect such redemption or prepayment effective as of the Closing. Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall use their commercially reasonable efforts to cooperate with any such activities contemplated by this Section 7.15(e). The Parties acknowledge and agree that the redemption or prepayment and the satisfaction and discharge contemplated by this Section 7.15(e) shall not be a condition to consummating any of the transactions contemplated by this Agreement.

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(f)           In connection with the payoff of any Existing Loan set forth in Section 7.15(c)(vii) to the Company Disclosure Letter at the Closing, Parent, the REIT Surviving Entity or the Partnership Surviving Entity shall bear and be responsible for any prepayment premium assessed by the applicable lender (a “Lender”) and associated with such payoff prior to maturity, as applicable, and any other reasonable fee, charge, legal fee, cost or expense incurred by or on behalf of any Party in connection therewith. Each of the Parties shall use its commercially reasonable efforts (the Company Parties Obligations being subject to the Parent Parties causing the payment to the Lenders of all moneys necessary to repay such Existing Loans in full) to obtain a payoff statement from the applicable Lender with respect to such Existing Loan, including, the delivery of prepayment notices in accordance with the applicable agreements in respect of such Existing Loans, subject to receipt by the Company of a certification from Parent that the conditions set forth in Sections 8.1 and 8.2 hereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at Closing). The Parties acknowledge and agree that repayment contemplated by this Section 7.15(f) shall not be a condition to consummating any of the transactions contemplated by this Agreement.

(g)          Parent shall reimburse Company promptly upon demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees) incurred by Company, Company OP or any of the Company Subsidiaries or Representatives in connection with the cooperation of Company, Company OP and the Company Subsidiaries contemplated by this Section 7.15 and shall indemnify and hold harmless Company, Company OP, the Company Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing (including any Alternate Financing) and any information used in connection therewith, except resulting from the gross negligence or willful misconduct of such Financing Indemnitee. This Section 7.15(g) shall survive the consummation of the Mergers and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 7.15(g).

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(h)          At any time following the date hereof and prior to the Closing, following the receipt of the prior written consent of Company (not to be unreasonably withheld, conditioned or delayed), Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub may amend the Equity Commitment Letters (to the extent permitted therein to be amended in accordance with this Section 7.15(h)) and the Guarantee to add additional Equity Investors, and/or reduce or increase the amounts of Equity Financing that each applicable Equity Investor has committed to provide and each applicable Equity Investor’s guarantee percentage under the Guarantee, provided, however, that (i) in no event shall the aggregate amount of the commitments for Equity Financing under either of the Equity Commitment Letters and the aggregate amount of guaranteed obligations under the Guarantee be reduced, (ii) no such amendment shall (x) modify in any other respect the conditions on which the Equity Financing shall be made available or the circumstances under which the Company shall be entitled to receive payments under the Guarantee or otherwise or (y) delay or prevent or make less likely the funding of the full amount of the Equity Financing upon satisfaction of the conditions set forth in Article 8, (iii) the proposed new equity investor’s level of creditworthiness is reasonably acceptable to Company, and (iv) if such proposed new equity investor is a non-U.S. Person, (A) Company has received reasonable assurances or other evidence of such proposed new equity investor’s ability to transfer funds to or make investments of the type contemplated by such Equity Commitment Letter and this Agreement in the U.S. and (B) the addition or substitution of such proposed new equity investor does not require any filing with or notification to any Governmental Authority that would reasonably be expected to delay or prevent Closing (it being understood that the admission of such new equity investor will be conditioned on no such filing with or notification to any Governmental Authority being required). Parent shall deliver to Company copies of any proposed amendments to any such Equity Commitment Letter and the Guarantee for Company’s prior consent in accordance with this Section 7.15(h). Upon the entry into any such amendments, all references in this Agreement to “Equity Commitment Letters,” “Guarantee,” and “Equity Financing” shall be and shall be deemed to be a reference to such terms as they relate to such amended agreements.

Section 7.16       Merger Subs; Subsidiaries.  Parent shall cause each of OP Merger Sub, DownREIT Merger Sub, REIT Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of OP Merger Sub, DownREIT Merger Sub and REIT Merger Sub to consummate the Mergers on the terms and conditions set forth in this Agreement. Company, Company OP and DownREIT shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.17       Termination of Company DRIP. The  Company Board has authorized the suspension of the Company DRIP, with effect as of the date hereof, and, as promptly as reasonably practicable following the date hereof, Company shall take all actions necessary to ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in the Company or the Surviving Entity as a result of such purchase or the exercise of such rights at or after such date. The Company Board shall adopt such resolutions or take such other actions as may be required to terminate the Company DRIP, effective prior to the REIT Merger Effective Time.

Article 8
CONDITIONS

Section 8.1         Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a)       Stockholder Approval. The Company Stockholder Approval shall have been obtained.

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(b)          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting the consummation of the Mergers or any of other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in each case, makes illegal or otherwise prohibits the consummation of the Mergers.

Section 8.2       Conditions to Obligations of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub.

The obligations of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (iii) each of the other representations and warranties of Company, Company OP and DownREIT contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case ((i) through (iii)), representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Performance of Covenants and Obligations of Company, Company OP, DownREIT, OP GP and DownREIT GP. Company, Company OP, DownREIT, OP GP and DownREIT GP shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually, or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)         Delivery of Certificates. Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by an officer of the Company on behalf of Company, Company OP, DownREIT, OP GP and DownREIT GP, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

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(e)          Opinion Relating to REIT Qualification. Parent shall have received the written opinion of Morrison & Foerster LLP, counsel to Company (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, to the effect that for all taxable periods commencing with the year ended December 31, 2009 through its taxable year ended December 31, 2017, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and for the period beginning January 1, 2018 and ending with the REIT Merger Effective Time, its organization and method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.12 and shall be subject to customary assumptions, exceptions, limitations and qualifications).

Section 8.3        Conditions to Obligations of Company, Company OP and DownREIT. The obligations of Company, Company OP, DownREIT, OP GP and DownREIT GP to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company, Company OP, DownREIT, OP GP and DownREIT GP at or prior to the Closing, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.6 (Brokers) and Section 5.7 (Financing; Available Funds; Guarantee; Solvency) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (ii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case ((i) and (ii)), representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance of Covenants or Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)          Delivery of Certificates. Parent shall have delivered to Company a certificate, dated the date of the Closing and signed by an officer of Parent on behalf of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

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Article 9
TERMINATION, FEES, AMENDMENT AND WAIVER

Section 9.1         Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing, notwithstanding approval of the REIT Merger by the stockholders of Company (except as otherwise specified in this Section 9.1):

(a)          by mutual written consent of each of Parent and Company;

(b)          by either Parent or Company by written notice to the other Party:

(i)       if the Mergers shall not have been consummated on or before December 31, 2018 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if such Party shall have breached in any material respect its obligations under this Agreement and such breach shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)       if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order or taking of such other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(iii)      if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(c)          by Parent upon written notice to Company:

(i)       if Company, Company OP, DownREIT, OP GP or DownREIT GP shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Company Terminating Breach”) to be satisfied, and (B) cannot be cured or waived by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

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(ii)       if, after the date hereof and prior to obtaining the Company Stockholder Approval, (A) Company or the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, (B) any Person shall have first publicly announced a Company Acquisition Proposal (or made any material modification thereto) and Company or the Company Board or any committee thereof fails to publicly reaffirm the Company Board Recommendation within ten Business Days (or if the Company Stockholder Meeting is scheduled to be held within ten Business Days from the date of such announcement, promptly and in any event prior to the date on which the Company Stockholder Meeting is scheduled to be held) of being requested to do so by Parent (it being understood that Parent shall not be entitled to make such request on more than one occasion per Company Acquisition Proposal or per each subsequent material modification thereof), (C) Company or the Company Board or any committee thereof approves, adopts, publicly endorses, declares advisable or recommends, or enters into or allows Company, Company OP or any of the Company Subsidiaries to enter into a Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 7.3), or (D) Company, Company OP or DownREIT shall have materially breached or violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent breaches or violations thereof not intended to result in a Company Acquisition Proposal); or

(d)          by Company upon written notice to Parent:

(i)       if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Parent Terminating Breach”) to be satisfied, and (B) cannot be cured or waived by the Outside Date; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii)       prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d), provided that such termination is subject to Company entering into such Company Alternative Acquisition Agreement immediately following termination of this Agreement and shall not be effective until Company has paid the Company Termination Fee due under Section 9.3; or

(iii)      if (A) all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied (or waived in writing by Parent) (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing are then capable of being satisfied on the date that Closing should occur pursuant to Section 2.2), (B) on or after the date the Closing should have occurred, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (or waived in writing by Parent) (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing are then capable of being satisfied on the date that Closing should occur pursuant to Section 2.2) and Company, Company OP, DownREIT, OP GP and DownREIT GP are prepared to consummate the Closing, and (C) Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub fail to consummate the Closing on or before the third Business Day after delivery of the notice referenced in clause (B) of this Section 9.1(d)(iii), and Company, Company OP and DownREIT were prepared to consummate the Closing during such three Business Day period.

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Section 9.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Access to Information; Confidentiality), Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees), Section 9.4 (Amendment) and Article 10 (General Provisions), and the definitions of all defined terms appearing in such sections, shall survive the termination hereof; provided that no such termination (i) shall relieve any Party from any liability or damages resulting from any actual fraud in connection with this Agreement, (ii) shall relieve Company, Company OP, OP GP, DownREIT or DownREIT GP from any liability or damages resulting from any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, subject only to Section 9.3(b) and to Section 9.3(c), or (iii) shall relieve Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub from its obligation to pay the Parent Termination Fee pursuant to Section 9.3(d). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (b) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 9.3         Fees.

(a)          Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.

(b)          In the event that:

(i)       (A)(x) this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), and after the date hereof and prior to the breach giving rise to such right of termination, a Company Acquisition Proposal has been publicly announced, publicly disclosed or otherwise communicated to the Company Board or any Person shall have publicly announced or otherwise communicated to the Company Board an intention (whether or not conditional) to make such a Company Acquisition Proposal (and such Company Acquisition Proposal has not been withdrawn prior to such breach), or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Stockholder Meeting, a Company Acquisition Proposal has been publicly announced, publicly disclosed or otherwise publicly communicated to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, and (B) within 12 months after the date of such termination, a transaction in respect of a Company Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated; provided that, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%;

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(ii)       this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii); or

(iii)     this Agreement is terminated by Company pursuant to Section 9.1(d)(ii);

then, in any such event, Company shall pay to Parent the applicable Company Termination Fee, less any Parent Expense Amount previously paid pursuant to Section 9.3(c), it being understood that in no event shall Company be required to pay the Company Termination Fee or any Parent Expense Amount on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (x) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(ii), and (z) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(iii). Subject to Section 10.10, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee, together with any amounts due under Section 9.3(f), shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, Company OP, DownREIT, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise, and upon payment of such Company Termination Fee, no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(c)       Company agrees that if this Agreement shall be terminated by either Parent or Company pursuant to Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i) under circumstances in which the Company Termination Fee is not otherwise then-payable pursuant to Section 9.3(b)(i), then the Company shall pay, within three (3) Business Days thereof, to Parent an amount equal to the Parent Expense Amount in immediately available funds to an account directed by Parent, provided, that the payment by the Company of the Parent Expense Amount pursuant to this Section 9.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.3(b) (but in the event such Company Termination Fee is or becomes payable, it shall be reduced on a dollar for dollar basis for the Parent Expense Amount actually paid to Parent pursuant to this Section 9.3(c)). In no event shall the Company be required to pay the Parent Expense Amount on more than one occasion.

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(d)          In the event that this Agreement is terminated by Company pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), then Parent shall pay or cause to be paid to Company an amount equal to the Parent Termination Fee by wire transfer of same day funds to an account designated by Company promptly but in no event later than three (3) Business Days after such termination. Notwithstanding anything in this Agreement (including Section 9.2) to the contrary, in the event that the Parent Termination Fee becomes payable, then payment to Company of the Parent Termination Fee, together with any amounts due under Section 9.3(f), shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, REIT Merger Sub, OP Merger Sub, DownREIT Merger Sub, any other Parent Subsidiaries, the Sponsors and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise, and upon payment of such Parent Termination Fee, no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(e)           Notwithstanding any other provision in this Agreement, the amount of the Parent Termination Fee payable to Company pursuant to this Section 9.3 in any taxable year of Company shall not exceed the sum (calculated for Company’s taxable year in which such amount is received) of (A) the amount that it is determined should be excluded from gross income of Company for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside Tax counsel to the recipient, plus (B) such additional amount that it is estimated can be paid to Company in such taxable year without creating a risk that the payment would cause Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code (“Qualifying Income”) and Company has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by independent Tax accountants to Company, plus (C) if (i) Company receives a letter from outside Tax counsel to Company indicating that Company has received a ruling from the IRS holding that Company’s receipt of the applicable Parent Termination Fee either would constitute Qualifying Income or would be excluded from gross income of Company for purposes of Sections 856(c)(2) and (3) of the Code, or (ii) Company’s outside counsel has rendered a legal opinion to the effect that the receipt by Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income of Company for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of such Parent Termination Fee. Any amount of any Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph. Notwithstanding the foregoing, if Company shall cease to qualify as a REIT for U.S. federal income Tax purposes, the entire unpaid balance of any Parent Termination Fee shall be payable immediately. Any amounts due to Company under Section 9.3(f) shall be subject to the same limitations on payments as set forth in this Section 9.3(e).

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(f)           Each of Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 9.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”). If Parent fails to promptly pay any amounts due pursuant to Section 9.3(d), and, in order to obtain such payment, Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 9.3(d), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(d) from the date of termination of this Agreement at a rate per annum equal to the Prime Rate.

Section 9.4       Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual written agreement of the Parties at any time before or after receipt of the Company Stockholder Approval and prior to the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time; provided that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, Company OP Units or DownREIT Units, or which by applicable Law requires the further approval of the stockholders of Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. Notwithstanding the foregoing, in no event may this Section 9.4 or Sections 7.15(b)(v), 10.6, 10.7 or 10.13 (and any other provision of this Agreement to the extent that an amendment of such provision would modify the substance of any of the foregoing provisions) be amended in any manner materially adverse to the Financing Sources with respect to any Debt Financing without the prior written consent of such Financing Source adversely affected.

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Section 9.5        Transfer Taxes. Parent and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, each of the REIT Surviving Entity, the Partnership Surviving Entity and the DownREIT Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock, holders of Company OP Units or holders of DownREIT Units, all Transfer Taxes.

Article 10
GENERAL PROVISIONS

Section 10.1      Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

Section 10.2      Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)       if to Company to:

Education Realty Trust, Inc.
999 South Shady Grove Road, Suite 600
Memphis, TN 38120
Attn: Liz Keough, General Counsel and Senior Vice President
email: lkeough@edrtrust.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
Attn:      Lauren Bellerjeau

Justin Salon

David Slotkin
email:    lbellerjeau@mofo.com

justinsalon@mofo.com

dslotkin@mofo.com

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(b)       if to Parent to:

GSHGIF GP, LLC
18 Broad Street, Suite 300
Charleston, South Carolina
Attn:      Jenny Marshall

Josh Carper

email:     jenny.marshall@greystar.com

               jcarper@greystar.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attn:      Bruce Gilchrist

Elizabeth Donley

                   Paul Manca
email:    bruce.gilchrist@hoganlovells.com

elizabeth.donley@hoganlovells.com

paul.manca@hoganlovells.com

Section 10.3      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Section 10.5      Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits, the Schedules and the Company Disclosure Letter), the Guarantee and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for (a) the provisions of Article 3 (which, from and after the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, as applicable, shall be for the benefit of holders of Company OP Units immediately prior to the OP Merger Effective Time, the holders of DownREIT Units immediately prior to the DownREIT Merger Effective Time or the holders of shares of Company Common Stock immediately prior to the REIT Merger Effective Time, as applicable), (b) Section 7.5 (which, from and after the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties), and (c) Section 7.15(e), 7.15(f) and 7.15(g) (which shall be for the benefit of the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person; provided that the Financing Sources are intended third party beneficiaries as set forth in Section 10.13. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6      Extension; Waiver.   At any time prior to the OP Merger Effective Time, the DownREIT Merger Effective Time and the REIT Merger Effective Time, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7      Governing Law.   This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflict of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

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Section 10.8      Consent to Jurisdiction. Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland) and to the United States District Court for the State of Maryland (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees, that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to in Section 10.2 (or such other address as may be specified in accordance with Section 10.2) by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 10.9      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10     Specific Performance; Parent Liability Cap; Non Recourse

(a)          The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, (i) prior to the termination of this Agreement pursuant to Article 9 and any dispute over the right to termination has been finally resolved, Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub shall each be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Company, Company OP, DownREIT, OP GP and DownREIT GP (the “Company Entities”) and to enforce specifically the terms and provisions of this Agreement without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 9.2 or Section 9.3, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the REIT Merger, the OP Merger and the DownREIT Merger, and without that right, Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub would not have entered into this Agreement. The Company Entities, agree that they will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that (x) Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any of Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

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(b)          The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, (i) prior to the termination of this Agreement pursuant to Article 9 and any dispute over the right to termination has been finally resolved, the Company Entities shall each be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub (other than the obligation of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub to consummate the Mergers (including the obligation to pay the REIT Merger Consideration, the OP Merger Consideration and/or the DownREIT Merger Consideration) or the Closing hereunder, or otherwise cause the Financing to be funded) and to enforce specifically the terms and provisions of this Agreement without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 9.2 or Section 9.3, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the REIT Merger, the OP Merger and the DownREIT Merger, and without that right, the Company Entities would not have entered into this Agreement. Each of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub agree that they will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that (x) any of the Company Entities has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any of the Company Entities seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement will not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties agree that the Company Entities shall not be entitled to an injunction, specific performance or other equitable relief to cause Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub (A) to draw down the Equity Financing or the Debt Financing in accordance with Section 7.15, or (B) to consummate the Mergers (including the obligation to pay the REIT Merger Consideration, the OP Merger Consideration and/or the DownREIT Merger Consideration) or the Closing hereunder (and that the Company Entities’ sole and exclusive remedy in the event that the Parent Parties do not consummate the Closing, including as a result of its failure to obtain the Equity Financing, the Debt Financing or Alternate Financing in accordance with Section 7.15, or to otherwise cause the Financing to be funded, shall be the Parent Termination Fee pursuant to Section 9.3(d)).

(c)          Notwithstanding the foregoing, for the avoidance of doubt, while Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub may concurrently seek (i) specific performance or other equitable relief and (ii) payment of the Company Termination Fee if, as and when required pursuant to Section 9.3(b), under no circumstances shall Parent, REIT Merger Sub, OP Merger Sub or DownREIT Merger Sub, as applicable, directly or indirectly, be permitted or entitled to receive (i) both a grant of specific performance or other equitable relief, on the one hand, and payment of any monetary damages whatsoever or the payment of all or any portion of the Company Termination Fee, on the other hand, or (ii) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Company Termination Fee, on the other hand.

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(d)          The maximum aggregate liability of Parent, REIT Merger Sub, OP Merger Sub and DownREIT Merger Sub for monetary damages in connection with this Agreement, the Equity Commitment Letters, the Guarantee and the transactions contemplated by this Agreement shall be limited to an amount equal to (i) the Parent Termination Fee, plus (ii) any expenses payable by Parent under Section 9.3(f), plus (iii) Parent’s indemnification, payment and reimbursement obligations pursuant to the second to last sentence of Section 2.8 and pursuant to Section 7.15(g) (any such expenses, the “Parent Liability” and, collectively, the “Parent Liability Cap”), and, except as expressly set forth in Section 10.10(b) (and subject to the limitations therein), Company’s right to payment of the Parent Termination Fee and Parent Liability pursuant to the terms of this Agreement from the Sponsors that are parties to the Guarantee (subject to the Parent Liability Cap and the terms of the Guarantee) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against the Parent Parties. In no event shall the Company Entities seek or permit to be sought on behalf of the Company Entities any monetary damages, including consequential, indirect, or punitive damages, from any of the Parent Parties in connection with this Agreement or the transactions contemplated by this Agreement other than payment of the Parent Termination Fee and the Parent Liability, in each case pursuant to the terms of this Agreement, and upon payment of such amounts, none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Guarantee, the Equity Commitment Letters or in respect of any other document or theory of law or equity, in contract, in tort or otherwise; provided, however, subject to the terms and conditions of, and limitations set forth in, the Guarantee, Company may seek payment by the Sponsors that are parties to the Guarantee of the Parent Termination Fee and/or Parent Liability, in each case, to the extent payable under the terms of the Guarantee and subject to the Parent Liability Cap. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 10.10, in Section 9.2 or in Section 9.3 shall limit in any way the remedies of the Parties under the Confidentiality Agreement or resulting from actual fraud.

Section 10.11    Waiver of Jury Trial.   EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12    Authorship.   The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

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Section 10.13    Financing Sources. Notwithstanding anything to the contrary in this Agreement (but subject to and without in any way limiting the rights and claims of Parent, REIT Merger Sub and OP Merger Sub under the Debt Commitment Letter and the Debt Financing (or the definitive agreements entered into in connection with the Debt Financing), Company hereby agrees that:

(a)          none of the Financing Sources in respect of the Debt Financing shall have any liability hereunder or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby to Company or its Affiliates (and Company on behalf of itself and the Company Subsidiaries waives any rights or claims) relating to or arising out of this Agreement or the transactions contemplated hereby, including any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letter or the performance thereof;

(b)         Company shall not commence, and shall use its commercially reasonable efforts to cause its Affiliates not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any Action against any Financing Source in respect of the Debt Financing in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Equity Commitment Letters or the transactions contemplated hereby;

(c)          all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in respect of the Debt Financing in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction;

(d)          Company will not bring or purposely support any Person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in respect of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York;

(e)          COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY; and

(f)          the Financing Sources with respect to the Debt Financing are intended to be third party beneficiaries of, and may enforce, this Section 10.13, Section 9.3(d) and Section 9.4.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

GSHGIF LTP, LP

By:	GSHGIF GP, LLC, its general partner
	By:	/s/ A. Joshua Carper
	Name:	A. Joshua Carper
	Title:	Vice President

GSHGIF REIT

By:	/s/ A. Joshua Carper
Name:	A. Joshua Carper
Title:	Secretary

GSHGIF ACQUISITION LP

By:	GSHGIF Acquisition GP LLC, its general partner
	By:	/s/ A. Joshua Carper
	Name:	A. Joshua Carper
	Title:	Secretary

GSHGIF DOWNREIT LP

By:	GSHGIF Acquisition GP LLC, its general partner
	By:	/s/ A. Joshua Carper
	Name:	A. Joshua Carper
	Title:	Secretary

[Signature Page to the Agreement and Plan of Merger]

EDUCATION REALTY TRUST, INC.

By:	/s/ Randall L. Churchey
Name: Randall L. Churchey
Title: Chief Executive Officer

EDUCATION REALTY OPERATING PARTNERSHIP, LP

By	Education Realty OP GP, Inc., its general
partner

By:	/s/ Randall L. Churchey
Name: Randall L. Churchey
Title: Chief Executive Officer

UNIVERSITY TOWERS OPERATING PARTNERSHIP, LP

By:	University Towers OP GP, LLC, its general
partner

By:	/s/ Randall L. Churchey
Name: Randall L. Churchey
Title: Chief Executive Officer

EDUCATION REALTY OP GP, INC.

By:	/s/ Randall L. Churchey
Name:	Randall L. Churchey
Title:	Chief Executive Officer

University Towers OP GP, LLC

By:	/s/ Randall L. Churchey
Name:	Randall L. Churchey
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

LIMITED GUARANTEE

This Limited Guarantee (this “Guarantee”) is made as of June 25, 2018, by Greystar Real Estate Partners, LLC, a limited liability company (“Greystar”), and each of the Persons named as “Other Guarantors” on the signature pages hereto (collectively, with Greystar, “Guarantors”), in favor of Education Realty Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), Education Realty Operating Partnership, LP, a Delaware limited partnership (“Company OP”), University Towers Operating Partnership, LP, a Delaware limited partnership (“DownREIT”), Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“OP GP”), and University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company OP (“DownREIT GP” and, together with Company, Company OP, DownREIT and OP GP, the “Company Parties”).

WHEREAS, the Company Parties and each of GSHGIF LTP, LP, a Delaware limited partnership (“Parent”), GSHGIF REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent (“DownREIT Merger Sub” and, together with Parent, REIT Merger Sub and OP Merger Sub, the “Parent Parties”), are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, Guarantors’ execution and delivery of this Guarantee is a condition precedent to the Company Parties’ execution, delivery and performance of the Merger Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, Guarantors undertake and agree for the benefit of the Company Parties as follows:

1.       Guarantee.

(a)       To induce the Company Parties to enter into the Merger Agreement, each Guarantor hereby absolutely, unconditionally and irrevocably, severally but not jointly (in accordance with each such Guarantor’s percentage as set forth opposite its name on Schedule 1 attached hereto (for each such Guarantor, the “Guaranteed Percentage”)), guarantees to the Company Parties, as primary obligors and not merely as surety, the full and punctual payment, observance, performance, satisfaction and discharge of (a) the payment obligations of Parent to the Company Parties under Section 9.3(d) of the Merger Agreement (the “Parent Termination Fee”) and any related costs and expenses payable by Parent pursuant to Section 9.3(f) of the Merger Agreement (collectively, the “Termination Fee Obligations”), and (b) the payment, indemnification and reimbursement obligations of Parent under Sections 2.8 and 7.15(g) of the Merger Agreement (the “Reimbursement Obligations” and, collectively with the Termination Fee Obligations, the “Guaranteed Obligations”), in each case, as and when due thereunder and subject to the terms and conditions set forth herein; provided, however, that in no event shall the Guarantors’ collective aggregate liability for any amounts that become payable under this Guarantee exceed an amount equal to the Parent Liability Cap. For the avoidance of doubt, this Guarantee may be enforced only for the payment of money in satisfaction of the Guaranteed Obligations by the Guarantors up to the Parent Liability Cap and this Guarantee may not be enforced without giving full and absolute effect to the limitation that the aggregate amount payable under this Guarantee shall in no event exceed the Parent Liability Cap, and the aggregate amount payable by each Guarantor shall in no event exceed such Guarantor’s Guaranteed Percentage of the Parent Liability Cap.

(b)       Subject to the terms and conditions set forth herein, if Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of Guarantors’ liabilities and obligations to the Company Parties hereunder in respect of their respective Guaranteed Obligations shall, on demand, become immediately due and payable and each Guarantor agrees to promptly fully perform and discharge, or cause to be promptly fully performed or discharged, its portion of the Guaranteed Obligations (in accordance with such Guarantor’s Guaranteed Percentage). In furtherance of the foregoing, each Guarantor acknowledges that the Company Parties may, in their sole discretion, bring and prosecute a separate Action or Actions against such Guarantor to seek full satisfaction of such Guarantor’s portion (in accordance with the applicable Guaranteed Percentage) of the Guaranteed Obligations, regardless of whether any Action is brought against Parent, any other Parent Party or any other Guarantor, or whether Parent, any other Parent Party or any other Guarantor is joined in any Action.

(c)       The Company Parties hereby acknowledge and agree that (i) the Guarantee is the sole and exclusive remedy of the Company Parties and their Affiliates against Guarantors as a result of the Merger Agreement or any other document or transaction related thereto (other than any claims and rights of recovery against Greystar under the Confidentiality Agreement), and (ii) except for the Guaranteed Obligations and any obligations of Greystar pursuant to the Confidentiality Agreement, Guarantors shall have no obligation to pay, or liability in respect of, any amounts for any reason to the Company Parties or any other Person as a result of the Merger Agreement or any other document or transaction related thereto.

(d)        The parties hereto acknowledge and agree that payment of damages, in any amount less than the Guaranteed Obligations, would be an inadequate remedy for breach of this Guarantee and further agree that, if any Guarantor fails to perform its obligations hereunder, the Company Parties shall be entitled to equitable relief against such Guarantor, to the extent necessary, to enforce specifically the terms and provisions hereof through a money judgment in the amount of such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations and any interest and expenses payable under Section 13.

(e)       All payments hereunder shall be made in United States dollars, in immediately available funds. Each Guarantor acknowledges that the Company Parties entered into the Merger Agreement in reliance on this Guarantee.

2.       Nature of Guarantee. Each of Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by any Parent Party. The Company Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that a Parent Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company Parties to so file shall not affect Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned to Guarantors for any reason whatsoever (other than in connection with the valid termination of Guarantors’ obligations in accordance with Section 9 of this Guarantee), Guarantors shall remain liable hereunder as if such payment had not been made. This Guarantee is a guarantee of payment and not of collection.

3.       Authorization, Waivers and Other Agreements. The Company Parties are hereby authorized, without notice to or demand upon Guarantors and without discharging or otherwise affecting the obligations of Guarantors hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

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(a)       in accordance with the Merger Agreement (i) modify, amend, supplement or otherwise change, or (ii) waive, extend or otherwise consent to noncompliance with, in whole or in part, any obligations of any of the Parent Parties under the Merger Agreement or in respect of the Guaranteed Obligations; or

(b)       settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations; provided, however, that any such action shall reduce, dollar for dollar, the amount of Guaranteed Obligations and shall run to the benefit of Guarantors to the same extent and effect as upon Parent.

4.       Guarantee Absolute and Unconditional. Other than any and all defenses available to be raised by the Parent Parties under the Merger Agreement in respect of the Guaranteed Obligations (excluding those referenced in (a) through (c) of this Section 4 below), each of Guarantors (i) hereby waive and agree not to assert any defense, deduction, setoff, claim, counterclaim or any other circumstance of any kinds that otherwise might constitute a legal or equitable discharge of Parent, (ii) hereby agree that, subject to the terms and conditions of this Guarantee, their obligations under this Guarantee are irrevocable, absolute and unconditional and shall not be discharged other than by payment in full of the Guaranteed Obligations hereunder or the valid termination of Guarantors’ obligations in accordance with Section 9 of this Guarantee, and (iii) agree that, other than any and all defenses available to be raised by Parent under the Merger Agreement in respect of the Guaranteed Obligations (excluding those referenced in (a) through (c) below), the Guaranteed Obligations shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guarantee, in each case except as otherwise agreed in writing by the Company Parties):

(a)       the invalidity or unenforceability of any obligation of the Parent Parties under the Merger Agreement or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any part thereof;

(b)       the absence of, or delay in, (i) any attempt to collect any Guaranteed Obligation or any part thereof from Parent or other Action to enforce the same, or (ii) any action to enforce the Merger Agreement; or

(c)       any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Parent, or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding, including the case where any payment or performance of any Guaranteed Obligation by Parent is recovered from or paid over by or on behalf of Parent by reason of a fraudulent transfer by Parent or as a preference in any bankruptcy.

5.       Waivers. Except for any applicable notice required to be provided pursuant to the Merger Agreement, Guarantors hereby unconditionally and irrevocably waive and agree not to assert any defense, deduction, setoff, claim or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following (but excluding any applicable notice required to be provided pursuant to the Merger Agreement):

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(a)       any demand for payment, notice of non-performance and protest and notice of protest;

(b)       any notice of acceptance;

(c)       any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation becoming immediately due and payable; or

(d)       any other notice in respect of any Guaranteed Obligation or any part thereof, any defense arising by reason of any disability of Parent or any defense based on the absence or lack of authority of Parent.

Notwithstanding any other provision of this Guarantee to the contrary, each Guarantor may assert, as a defense to, or release or discharge of, the payment or performance by such Guarantor under this Guarantee, that payment in full of the applicable Guaranteed Obligations has been made by the Parent Parties in accordance with the terms of the Merger Agreement.

6.       Representations and Warranties. Each of Guarantors hereby, severally and not jointly, represents and warrants to the Company Parties that:

(a)       Such Guarantor is a company, validly existing and in good standing under the laws of the United States, and has all requisite power and authority necessary to execute and deliver this Guarantee and to perform its obligations hereunder. The execution, delivery and performance by such Guarantor of this Guarantee have been approved by all requisite actions, and no other action on the part of such Guarantor is necessary to authorize the execution, delivery and performance by such Guarantor of this Guarantee.

(b)       This Guarantee has been duly executed and delivered by such Guarantor and, assuming due authorization, execution and delivery of this Guarantee by each Company Party, constitutes legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity. Neither the execution and delivery of this Guarantee by such Guarantor nor compliance by them with any of the terms or provisions of this Guarantee will (x) conflict with or violate any provision of the Organizational Documents of such Guarantor, (y) violate any law, judgment, writ, stipulation or injunction of any Governmental Authority applicable to such Guarantor, or (z) violate or constitute a default under any of the terms, conditions or provisions of any material contract to which such Guarantor is a party, in each case except for any conflict, violation or default that would not reasonably be expected to prevent or delay such Guarantor from performing its obligations under this Guarantee.

(c)       Such Guarantor has the financial capacity, and access to all funds necessary, to pay and perform in full all of its obligations under this Guarantee.

7.       Company Parties’ Exercise of Remedies. No failure on the part of the Company Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company Parties of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power by the Company Parties. Each and every right, remedy and power hereby granted to the Company Parties or allowed them under applicable Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Company Parties at any time or from time to time.

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8.       Limitation on Recourse. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, by their acceptance of the benefits of this Guarantee, the Company Parties acknowledge and agree that, other than rights of recovery and claim that the Company Parties have (i) from any of the Parent Parties under the Merger Agreement, (ii) from Guarantors under this Guarantee and (iii) from Greystar under the Confidentiality Agreement (the claims described in clauses (i), (ii) and (iii), the “Non-Prohibited Claims”), the Company Parties have no rights of recovery whatsoever under this Guarantee against, or any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, any Guaranteed Obligations or any transaction under or in connection with the Merger Agreement, or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates, members, managers or general or limited partners of any of Guarantors, Parent Parties or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisors, representatives, Affiliate or agent of any of the foregoing (each a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or otherwise against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Company Parties hereby covenant and agree that they shall not institute, and they shall cause their Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Guarantee, the Merger Agreement or the transactions contemplated thereby, except for Non-Prohibited Claims. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Company Parties (including any Person acting in a representative capacity) any rights or remedies against any Person, except as expressly set forth herein.

9.       Continuing Guarantee; Termination.

(a)       Unless terminated pursuant to this Section 9, this Guarantee may not be revoked or terminated and shall remain in full force and effect and binding on each of Guarantors, their respective successors and permitted assigns until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations (up to the Parent Liability Cap). Notwithstanding the foregoing, this Guarantee, and all obligations of Guarantors hereunder, shall terminate immediately, without any further action required to be taken by Guarantors, other than Sections 8 through 14 of this Guarantee, all of which shall survive the termination of this Guarantee, and Guarantors shall have no further obligations under this Guarantee as of the earlier to occur of: (i) the REIT Merger Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which the Company Parties are entitled pursuant to the terms and subject to the conditions of the Merger Agreement to receive payment of any of the Guaranteed Obligation, (iii) the 120th day following the valid termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which the Company Parties are entitled pursuant to the terms and subject to the conditions of the Merger Agreement to payment of any of the Guaranteed Obligation, except with respect to any claim by the Company Parties seeking payment of the Guaranteed Obligations on or prior to such 120th day (in which case, the date of termination of this Guarantee with respect to such claim shall be the date such claim is (x) resolved by a final, non-appealable order of a court of competent jurisdiction, or (y) resolved as agreed in writing by the parties hereto), (iv) payment, performance and/or satisfaction in full, or the waiver thereof by the Company Parties, of the Guaranteed Obligations (up to the Parent Liability Cap) and (v) with respect to a specific Guarantor, the time at which such Guarantor has paid, performed or otherwise satisfied in full its Guaranteed Percentage of the Guaranteed Obligations.

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(b)       Notwithstanding the foregoing, in the event that the Company Parties assert in any Action (other than in respect of any Non-Prohibited Claims) that the provisions of Section 1 or Section 8 hereof limiting any Guarantor’s liability to the Guaranteed Obligations are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any Guarantor or any Affiliates of any Guarantor or any other Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement (other than the Non-Prohibited Claims), then (i) the obligations of Guarantors under this Guarantee shall immediately terminate ab initio and shall thereupon be null and void, (ii) if any Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments from such receiving party or the Company Parties, and (iii) none of Guarantors or any Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company Parties or any other Person in any way with respect to the Merger Agreement, the transactions contemplated by the Merger Agreement or under this Guarantee.

10.     Amendments and Waivers. No waiver, modification or amendment of any provisions of this Guarantee shall be effective except pursuant to a written agreement signed by the Company Parties and Guarantors, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

11.     Successors and Assigns: Substituted Guarantors.

(a)       None of Guarantors or the Company Parties may assign their rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this section shall be null and void.

(b)       In the event that an additional or substitute Equity Investor becomes a party to the Equity Commitment in accordance with, and subject to the terms and conditions of, Section 7.15(h) of the Merger Agreement, the Guarantors and the Company Parties shall amend this Guarantee to join such Equity Investor as a Guarantor and reflect any necessary changes to the Guaranteed Percentages of the Guarantors on Schedule 1 hereto.

12.     No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their permitted successors and assigns and, to the extent provided in Section 8 and Section 9 hereof, the Non-Recourse Parties, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and the Non-Recourse Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

13.     Interest, Expenses. In the event that any Guarantor shall fail to pay the amounts due under this Guarantee when due, Guarantors shall reimburse the Company Parties for all reasonable costs and expenses actually incurred or accrued by the Company Parties (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Guarantee. Further, if any Guarantor fails to timely pay any amount due pursuant to this Guarantee, and, in order to obtain the payment, the Company Parties commence an Action which results in a judgment against any Guarantor for any payment due under this Guarantee, Guarantors shall pay the Company Parties, without duplication of the amount of Guaranteed Obligations payable under Section 9.3(f) of the Merger Agreement, their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount from the date of that the applicable payment was required to be made through the actual date of payment at a rate per annum equal to the Prime Rate.

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14.     Miscellaneous.

(a)       This Guarantee may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Guarantee transmitted by electronic mail in “portable document form” or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(b)        If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Guarantee shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Guarantee shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Guarantee in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

(c)        This Guarantee and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Guarantee or the negotiation, execution or performance of this Guarantee, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(d)        Each party hereto irrevocably agrees (a) to submit itself to the exclusive jurisdiction of the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Guarantee or the transactions contemplated hereby or by the Merger Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Guarantee, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Guarantee or the transactions contemplated hereby or by the Merger Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Guarantee in any court other than the Maryland Courts, and (d) that a final judgment in any Action by the Maryland courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)        Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 14(d), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

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(f)         All notices, requests, claims, demands, consents and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to any Company Party:

Education Realty Trust, Inc.
999 South Shady Grove Road, Suite 600
Memphis, TN 38120
Attn: Liz Keough, General Counsel and Senior Vice President
email: lkeough@edrtrust.com
with copies (which shall not constitute notice) to:

Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
Attn: Lauren Bellerjeau
email: LBellerjeau@mofo.com

If to Guarantors, in accordance with the contact information set forth opposite such Guarantor’s name on Schedule 1 attached hereto.

(g)        EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14(g).

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Guarantors have duly executed and delivered this Guarantee as of the date first written above.

GREYSTAR:

Greystar Real Estate Partners, LLC

By:
Name:
Title:

OTHER GUARANTORS:

ASGA LIMITED PARTNERSHIP

By:
Name:
Title:

CBRE Global Investment Partners as Alternative Investment Fund Manager on behalf of CBRE Global Investment Partners Global Alpha Fund Series FCP-SIF in respect of sub fund CBRE Global Investment Partners Global Alpha Fund

By:
Name:
Title:

TFL TRUSTEE COMPANY LIMITED AS TRUSTEE OF THE TFL PENSION FUND

By:
Name:
Title:

OTHER GUARANTORS:

LVS III HOLDING LP

By:
Name:
Title:

OC II HOLDCO US LP

By:
Name:
Title:

Agreed to and accepted as of the date first written above by:

COMPANY PARTIES:

EDUCATION REALTY TRUST, INC.

By:
Name:
Title:

EDUCATION REALTY OPERATING PARTNERSHIP, LP

By: Education Realty OP GP, Inc., its general partner

By:
Name:
Title:

UNIVERSITY TOWERS OPERATING PARTNERSHIP, LP

By: University Towers OP GP, LLC, its general partner

By:
Name:
Title:

EDUCATION REALTY OP GP, INC.

By:
Name:
Title:

UNIVERSITY TOWERS OP GP, LLC

By:
Name:
Title:

EXHIBIT B

250 West 55th Street New York, NY 10019-9601 Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com morrison foerster llp

beijing, berlin, brussels, denver,
hong kong, london, los angeles,
new york, northern virginia,
palo alto, sacramento, san diego,
san francisco, shanghai, singapore,
tokyo, washington, d.c.

[●], 2018

GSHGIF LTP, LP
[18 Broad Street, Suite 300
Charleston, SC 29401]

Re:	Education Realty Trust, Inc. —

Status as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to Education Realty Trust, Inc., a Maryland corporation (the “Company”) in connection with the merger (the “Merger”) of the Company with and into GSHGIF REIT, a Maryland real estate investment trust (“REIT Merger Sub”) and a wholly-owned subsidiary of GSHGIF LTP, LP, a Delaware limited partnership (“Parent”), pursuant to the Merger Agreement (the “Merger Agreement”) dated as of June [●], 2018, by and among (i) Parent, (ii) the Company, (iii) Education Realty Operating Partnership, LP, a Delaware limited partnership (“Company OP”), (iv) Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, (v) University Towers Operating Partnership, LP, a Delaware limited partnership, (vi) University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company OP, (vii) REIT Merger Sub, (viii) GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and (ix) GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent. We are rendering this opinion pursuant to Section 8.2(e) of the Merger Agreement. Capitalized terms used but not otherwise defined in this opinion shall have the same definitions set forth in the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also examined the definitive Proxy Statement on Form DEF 14A, as filed by the Company with the Securities and Exchange Commission (“SEC”) as of [●], 2018 (the “Proxy Statement”). In addition, the Company and Company OP have provided us with, and we are relying upon, a certificate dated [●], 2018 containing certain factual representations and covenants of a duly authorized officer of the Company and Company OP (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Company, Company OP and the entities in which either holds, or has held, a direct or indirect interest.

GSHGIF LTP, LP

[●], 2018

Page Two

For purposes of this opinion, we have not independently verified the facts, statements, representations and covenants set forth in the Officer’s Certificate or in any other document. In particular, we note that the Company and its subsidiaries have engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on the Company’s representations that the facts, statements, representations and covenants presented in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion expressed below, we have assumed (a) the genuineness of all signatures on documents that we have examined, (b) the authority and capacity of the individual or individuals executing such documents and (c) that each of the documents (i) has been duly authorized, executed and delivered, (ii) is authentic, if an original, or is accurate, if a copy, and (iii) has not been amended subsequent to our review. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion also is based on the correctness of the following assumptions: (a) the Company and its subsidiaries have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (b) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which the Company or any of its subsidiaries have been formed and (c) each of the written agreements to which the Company or any of its subsidiaries is a party will be implemented, performed, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof to any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

GSHGIF LTP, LP

[●], 2018

Page Three

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein. In addition, we express no opinion on any issue relating to the Company, other than as expressly stated below.

Based on the foregoing and subject to the other qualifications, assumptions, representations and limitations included herein, we are of the opinion that, as of the date hereof, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code for its taxable year ended December 31, 2009 through its taxable year ended December 31, 2017, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending with the Merger.

The Company’s continued qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels, the diversity of its stock ownership and various other qualification tests imposed under the Code and the Regulations, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for the current taxable year or any future taxable years will satisfy the requirements for taxation as a REIT under the Code.

GSHGIF LTP, LP

[●], 2018

Page Four

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We will not review on a continuing basis the Company’s or its subsidiaries’ compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for the current taxable year or any future taxable years will satisfy the requirements for qualification and taxation as a REIT.

This opinion letter is solely for the information and use of the addressees in connection with the transactions described above. This opinion letter may not be distributed, quoted in whole or in part or relied upon for any purpose by any other person, or otherwise reproduced in any document, or filed with any governmental agency without our express prior written consent.

 Sincerely,